As Filed with the Securities and Exchange Commission on December 15, 2003
Registration No. 333-91136

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 8

to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lennox International Inc.

(Exact name of registrant as specified in its charter)

Delaware	42-0991521
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2140 Lake Park Boulevard Richardson, Texas 75080 (972) 497-5000	Carl E. Edwards, Jr. Executive Vice President, Chief Legal Officer and Secretary Lennox International Inc. 2140 Lake Park Boulevard Richardson, Texas 75080 (972) 497-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Douglass M. Rayburn

Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201
(214) 953-6500

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

TABLE OF CONTENTS

TABLE OF CONTENTS
IMPORTANT NOTICE TO READERS
LENNOX INTERNATIONAL INC.
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SUBJECT TO COMPLETION, DATED DECEMBER 15, 2003

PROSPECTUS

$143,750,000

Lennox International Inc.

6 1/4% Convertible Subordinated Notes Due June 1, 2009

and
Shares of Common Stock Issuable upon Conversion of the Notes

      This prospectus relates to $143,750,000 in aggregate principal amount of 6 1/4% Convertible Subordinated Notes due June 1, 2009 of Lennox International Inc. and 7,947,478 shares of common stock of Lennox International Inc., which are initially issuable upon conversion of the notes, plus an indeterminate number of shares as may become issuable upon conversion as a result of adjustments to the conversion rate in connection with a stock split, stock dividend or similar event. The notes were originally issued and sold by Lennox International Inc. in a private placement on May 8, 2002. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of the notes.

      We will not receive any proceeds from the sale of the notes or shares of common stock issuable upon conversion of the notes by any of the selling securityholders. Holders of the notes or the shares of our common stock issuable upon conversion of the notes may offer the notes or the common stock for sale at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling holders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

      Interest on the notes is payable on June 1 and December 1 of each year, commencing on December 1, 2002.

      Upon the limited circumstances described in this prospectus, including the closing price of our common stock reaching a specified threshold above the conversion premium, the notes will be convertible into 55.2868 shares of our common stock per $1,000 principal amount of notes, subject to adjustment in certain circumstances. This rate results in an initial conversion price of approximately $18.09 per share. For a discussion of the limited circumstances upon which the notes will be convertible, see “Description of Notes — Conversion Rights” beginning on page 9.

      On or after June 3, 2005, we may at our option redeem the notes, in whole or in part, at the redemption prices described in this prospectus, plus any accrued and unpaid interest to the redemption date; provided that the closing price of our common stock has exceeded 130% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of mailing of the optional redemption notice. In the event of a change in control (as defined in this prospectus) of Lennox International Inc., each holder of notes may require us to repurchase the notes at 100% of the principal amount of the notes plus accrued and unpaid interest.

      The notes are junior to all of our existing and future senior indebtedness and will be structurally subordinated to all existing and future liabilities of our subsidiaries, including trade payables, lease commitments and money borrowed.

      Our common stock is listed on the New York Stock Exchange under the symbol “LII”. The last reported sale price on December 12, 2003 was $17.14 per share.

      The notes originally issued in the private placement are eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market. We do not intend to list the notes on any national securities exchange.

       Investing in the Notes or our Common Stock involves risks. See “Risk Factors” beginning on page 2.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2003

i

IMPORTANT NOTICE TO READERS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer notes or shares of our common stock owned by them. Each time the selling securityholders offer notes or common stock under this prospectus, they will provide a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference” for more information.

      We have not authorized anyone else to provide you with information different from that contained in this prospectus. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any document incorporated by reference in this prospectus is accurate only as of the date on the front cover of the applicable document or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

      Unless otherwise indicated, in this prospectus, “Lennox,” the “Company,” “we,” “us” and “our” refer to Lennox International Inc. and our subsidiaries.

LENNOX INTERNATIONAL INC.

      We are a leading global provider of climate control solutions. We design, manufacture, market, install, service and repair a broad range of products for the heating, ventilation, air conditioning and refrigeration, or “HVACR”, markets. Our products are sold under well-established brand names including “Lennox,” “Armstrong Air,” “Ducane,” “Bohn,” “Larkin,” “Advanced Distributor Products,” “Heatcraft,” “Service Experts” and others. Historically, we have sold our “Lennox” brand of residential heating and air conditioning products directly to a network of installing dealers, which currently numbers approximately 6,500, making us one of the largest wholesale distributors of these products in North America. In September 1998, we initiated a program to acquire dealers or service centers in metropolitan areas in the United States and Canada so that we can provide heating and air conditioning products and services directly to consumers. We greatly expanded this program with the acquisition of Service Experts Inc. in January 2000.

      Our principal executive offices are located at 2140 Lake Park Boulevard, Richardson, Texas 75080. Our telephone number at that location is (972) 497-5000.

RISK FACTORS

      You should carefully consider all of the information contained or incorporated by reference in this prospectus before deciding whether to invest in the notes and, in particular, the information set forth below. These and other risks could materially and adversely affect our business, operating results or financial condition.

Risks Related to Our Business

Our Business Can be Hurt by an Economic Downturn.

      Our business is affected by a number of economic factors, including the level of economic activity in the markets in which we operate. A decline in economic activity in the United States could materially affect our financial condition and results of operations. Sales in the residential and commercial new construction market correlate closely to the number of new homes and buildings that are built, which in turn is influenced by cyclical factors such as interest rates, inflation, consumer spending habits, employment rates and other macroeconomic factors over which we have no control. In the HVACR business, a decline in economic activity, such as that experienced in 2001, as a result of these cyclical or other factors typically results in a decline in new construction and replacement purchases, which would result in a decrease in our sales volume and profitability.

Cooler than Normal Summers and Warmer than Normal Winters May Depress Our Sales.

      Demand for our products and for our services is strongly affected by the weather. Cooler than normal summers depress our sales of replacement air conditioning and refrigeration products and warmer than normal winters have the same effect on our heating products. Because a high percentage of our overhead and operating expenses is relatively fixed throughout the year, operating earnings and net earnings tend to be lower in quarters with lower sales.

We May Incur Material Costs as a Result of Warranty and Product Liability Claims Which Would Negatively Affect Our Profitability.

      The development, manufacture, sale and use of our products involve a risk of warranty and product liability claims. In addition, because we own installing heating and air conditioning dealers in the United States and Canada, we incur the risk of liability claims for the installation and service of heating and air conditioning products. Our product liability insurance policies have limits that if exceeded, may result in material costs that would have an adverse effect on our future profitability. In addition, warranty claims are not covered by our product liability insurance and there may be types of product liability claims that are also not covered by our product liability insurance.

We May Not be Able to Successfully Integrate the Businesses that We Have Acquired.

      We have completed approximately 110 acquisitions since the beginning of 1998. The success of our business will depend in part on our ability to integrate and operate the acquired businesses profitably and to identify and implement opportunities for cost savings.

Our Substantial Indebtedness Will Limit Cash Flow Available for Our Operations and Could Adversely Affect Our Ability to Service Debt or Obtain Additional Financing, if Necessary.

      As of September 30, 2003, we had $372.8 million of consolidated indebtedness outstanding and $561.0 million of consolidated stockholders’ equity. In addition, we had $141.7 million of additional credit available under our credit facility.

      Our significant level of indebtedness will have several important consequences to our operations and for the holders of the notes, including:

•	we will need to use a large portion of our consolidated cash flow to pay principal and interest on the notes and other indebtedness, which will reduce the amount of money available to finance our operations and other business activities;

•	we may have difficulty borrowing money in the future for working capital, capital expenditures, acquisitions or other purposes;

•	we may have a much higher level of debt than some of our competitors, which may put us at a competitive disadvantage;

•	our debt level will make us more vulnerable to economic downturns and adverse developments in our business;

•	we are exposed to the risk of increasing interest rates because some of our debt, including debt under our senior credit facility, has variable rates of interest;

•	our debt level will reduce our flexibility to respond to changing business and economic conditions, including increased competition in our industry; and

•	our debt level will limit our ability to pursue other business opportunities, borrow more money for operations or capital in the future and implement our business strategy.

      Our ability to make payments with respect to the notes will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business, competitive and other factors. We will not be able to control many of these factors, such as the economic conditions in the markets in which we operate and initiatives taken by our competitors. We cannot be certain that our cash flow will be sufficient to allow us to pay principal and interest on our debt, including the notes, and to meet our other obligations. If we do not have enough money to do so, we may be required to refinance all or part of our existing debt, including the notes, sell assets or borrow more money. We may not be able to do so on commercially reasonable terms, if at all. In addition, the terms of our existing or future debt arrangements, including our credit facility, may restrict us from adopting any of these alternatives.

We and Our Subsidiaries May Incur Substantially More Debt Which Would Increase Our Leverage and the Risk to You of Holding the Notes.

      We and our subsidiaries may incur substantial additional debt in the future. Some or all of any future borrowings could be senior to the notes. If new debt is added to our and our subsidiaries’ current debt levels, the risks to you of holding the notes may increase. The indenture governing the notes does not restrict the incurrence of indebtedness ranking senior to the notes or other debt either by us or our subsidiaries.

Our Dependence on Our Subsidiaries for Cash Flow May Negatively Affect Our Business and Our Ability to Pay the Principal, Interest and Other Amounts Due on the Notes.

      Our ability to meet our cash obligations in the future will be dependent upon the ability of our subsidiaries to make cash distributions to us. The ability of our subsidiaries to make these distributions is and will continue to be restricted by, among other limitations, applicable provisions of governing law and contractual provisions. The indenture governing the notes does not limit the ability of our subsidiaries to incur such restrictions in the future. Our right to participate in the assets of any subsidiaries (and thus the ability of holders of the notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that subsidiary except to the extent that we are recognized as a creditor of such subsidiary, in which case our claim would still be subject to any security interest of other creditors of such subsidiary. The notes, therefore, are structurally subordinated to creditors, including trade creditors, of our subsidiaries with respect to the assets of the subsidiaries against which such creditors have a claim.

The Consolidation of Distributors and Dealers Could Force Us to Lower Our Prices or Hurt Our Brand Names, Which Would Result in Lower Sales.

      There is currently an effort underway in the United States by several companies to purchase independent distributors and dealers and consolidate them into large enterprises. These large enterprises may be able to exert pressure on us to reduce prices. Additionally, these new enterprises tend to emphasize their company name, rather than the brand of the manufacturer, in their promotional activities, which could lead to dilution of the importance and value of our brand names. Future price reductions and the brand dilution caused by the consolidation among HVAC distributors and dealers could have an adverse effect on our business and results of operations.

We May Not be Able to Compete Favorably in the Highly Competitive HVACR Business.

      Competition in our various markets could cause us to reduce our prices or lose market share, or could negatively affect our cash flow, which could have an adverse effect on our future financial results. Substantially all of the markets in which we participate are highly competitive. The most significant competitive factors we face are product reliability, product performance, service and price, with the relative importance of these factors varying among our product lines. Other factors that affect competition in the HVACR market include the development and application of new technologies and an increasing emphasis on the development of more efficient HVACR products. Moreover, new product introductions are an important factor in the market categories in which our products compete. Several of our competitors have greater financial and other resources than we have, allowing them to invest in more extensive research and development. In addition, our company-owned dealers face competition from independent dealers and dealers owned by consolidators and utility companies, some of whom may be able to provide their products or services at lower prices than we can. We may not be able to compete successfully against current and future competition and current and future competitive pressures faced by us may materially adversely affect our business and results of operations.

We May Not be Able to Successfully Develop and Market New Products.

      Our future success will depend upon our continued investment in research and new product development and our ability to continue to realize new technological advances in the HVACR industry. Our inability to continue to successfully develop and market new products or our inability to achieve technological advances on a pace consistent with that of our competitors could lead to a material adverse effect on our business and results of operations.

We May be Adversely Affected by Problems in the Availability of or Increases in the Prices of Components and Raw Materials.

      Increases in the prices of raw materials or components or problems in their availability could depress our sales or increase the costs of our products. We are dependent upon components purchased from third parties as well as raw materials such as copper, aluminum and steel. We enter into contracts each year for the supply of key components at fixed prices. However, if a key supplier is unable or unwilling to meet our supply requirements, we could experience supply interruptions or cost increases, either of which could have an adverse effect on our gross profit. In addition, we regularly pre-purchase a portion of our raw materials at a fixed price each year to hedge against price fluctuations, but a large increase in raw materials prices could significantly increase our cost of goods sold.

Since a Significant Percentage of Our Workforce Is Unionized, We Face Risks of Work Stoppages and Other Labor Relations Problems.

      We are subject to a risk of work stoppage and other labor relations matters because a significant percentage of our workforce is unionized. As of January 2003, approximately 22% of our workforce was unionized. As we expand our operations, we are subject to increased unionization of our workforce. The results of future negotiations with these unions, including the effects of any production interruptions or labor stoppages, could have an adverse effect on our future financial results.

      Moreover, our ability to provide high-quality mechanical and electrical services on a timely basis requires an adequate supply of skilled technicians. Many companies in our industry are currently experiencing shortages of qualified technicians. We may not be able to maintain an adequate skilled labor force or our labor expenses could increase. A shortage of skilled labor would require us to curtail our planned internal growth or may require us to use less-skilled labor which could adversely affect our ability to perform.

Exposure to Environmental Liabilities Could Adversely Affect Our Results of Operations.

      Our future profitability could be adversely affected by current or future environmental laws. We are subject to extensive and changing federal, state and local laws and regulations designed to protect the environment in the United States and in other parts of the world. These laws and regulations could impose liability for remediation costs and often result in civil or criminal penalties in cases of non-compliance. Compliance with environmental laws increases our costs of doing business. Because these laws are subject to frequent change, we are unable to predict the future costs resulting from environmental compliance.

      The United States and other countries have established programs for limiting the production, importation and use of certain ozone depleting chemicals, including refrigerants that we use in most of our air conditioning and refrigeration products. Some categories of these refrigerants have been banned completely and others are currently scheduled to be phased out in the United States by the year 2030. The United States is under pressure from the international environmental community to accelerate the current 2030 deadline. In Europe, this phase out may occur even sooner. The industry’s failure to find suitable replacement refrigerants for substances that have been or will be banned or the acceleration of any phase out schedules for these substances by governments could have an adverse effect on our future financial results.

The Norris Family Will be Able to Exercise Significant Control Over Our Company.

      We believe that a significant portion of the outstanding shares of our common stock is broadly distributed among approximately 110 descendants of or persons otherwise related to D.W. Norris, one of our original owners. Accordingly, if the Norris family were to act together it would have the ability to determine the outcome of any action requiring the approval of the holders of our common stock, including the election of all of our board of directors. Circumstances may occur in which the interests of the Norris family could conflict with your interests as a holder of the notes or a holder of our common stock issued upon conversion of the notes.

Our Stockholder Rights Plan and Some Provisions in Our Certificate of Incorporation and Our Bylaws Could Delay or Prevent a Change in Control.

      Our stockholder rights plan and our governing documents contain provisions that make it more difficult to implement corporate actions that may have the effect of delaying, deterring or preventing a change in control. A stockholder might consider a change in control in his or her best interest because he or she might receive a premium for his or her common stock. Examples of these provisions include:

•	a vote of more than 80% of the outstanding voting stock is required for stockholders to amend specified provisions of our governing documents;

•	our board of directors is divided into three classes, each serving three-year terms;

•	members of our board of directors may be removed only for cause and only upon the affirmative vote of at least 80% of our outstanding voting stock; and

•	a vote of more than 80% of the outstanding voting stock is required to approve specified transactions between us and any person or group that owns at least 10% of our voting stock.

      Our board of directors has the ability, without stockholder action, to issue shares of preferred stock that could, depending on their terms, delay, discourage or prevent a change in control of Lennox. In addition, the Delaware General Corporation Law, under which we are incorporated, contains provisions that impose restrictions on business combinations such as mergers between us and a holder of 15% or more of our voting stock. See “Description of Capital Stock” for a more complete description of these provisions.

Our Former Use of Arthur Andersen LLP as Our Independent Auditors May Pose Risk to Us and Will Limit Your Ability to Seek Potential Recoveries from Them Related to Their Work.

      On June 15, 2002, Arthur Andersen LLP, our former independent auditor, was convicted on a federal obstruction of justice charge, and as of August 30, 2002, Arthur Andersen ceased practicing before the SEC. Some investors, including institutional investors, may choose not to invest in or hold securities of a company whose financial statements were audited by Arthur Andersen, which may serve to, among other things, suppress the price of our securities. On May 20, 2002, our board of directors decided to no longer engage Arthur Andersen and engaged KPMG LLP to serve as our independent auditors.

      SEC rules require us to present our audited financial statements in various SEC filings, along with Arthur Andersen’s consent to our inclusion of its audit report in those filings. The SEC recently has provided regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Arthur Andersen in certain circumstances. We have been unable to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it as an expert and as having audited the consolidated financial statements incorporated by reference into this prospectus. Notwithstanding the SEC’s regulatory relief, the inability of Arthur Andersen to provide its consent or to provide assurance services to us could negatively affect our ability to, among other things, access the public capital markets. Any delay or inability to access the public markets as a result of this situation could have a material adverse impact on our business. Also, an investor’s ability to seek potential recoveries from Arthur Andersen related to any claims that an investor may assert as a result of the work performed by Arthur Andersen will be limited significantly in the absence of a consent and my be further limited by the diminished amount of assets of Arthur Andersen that are or may in the future be available for claims.

Any Future Determination that a Significant Impairment of the Value of Our Goodwill Intangible Asset has Occurred Could Have a Material Adverse Affect on Our Results of Operations.

      We had goodwill net of accumulated amortization, of approximately $439.9 million on our balance sheet as of September 30, 2003. Any future determination that a significant impairment of the value of goodwill has occurred would require a write-down of the impaired portion of unamortized goodwill to fair value, which would reduce our assets and shareholders’ equity and could have a material adverse affect on our results of operations.

Risks Related to the Notes

The Notes Will be Subordinated to Our Senior Indebtedness and Will be Structurally Subordinated to All Liabilities of Our Subsidiaries.

      The notes are junior in right of payment to all of our existing and future senior indebtedness, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables, lease commitments and money borrowed. As of September 30, 2003, we and our subsidiaries had approximately $229.0 million of consolidated obligations effectively ranking senior to the notes. The indenture governing the notes does not restrict the incurrence of senior indebtedness or other debt by us or our subsidiaries. Substantially all of our operations are conducted through subsidiaries. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes and, as a result, the notes will be structurally subordinated to all indebtedness and other obligations of our subsidiaries with respect to our subsidiaries’ assets. By reason of such subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay the amounts due on the notes only after all of our senior indebtedness has been paid in full, and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. See “Description of Notes — Subordination of Notes.”

We May Not Permitted to Pay Principal or Interest on the Notes if an Event of Default Occurs Under Our Senior Indebtedness.

      Under the indenture, we are generally not permitted to pay any amount due on the notes if an event of default with respect to the payment of principal, premium or interest on senior indebtedness exists. If a default, other than a default in payment of principal, premium or interest, has occurred with respect to our senior indebtedness, then we generally cannot pay any amount due on the notes until the earlier of (1) the date on which the event of default has been cured or waived or (2) 180 days after the notice of default is received. In addition, we generally may not pay any amount due on the notes if the maturity of senior indebtedness has been accelerated until the senior indebtedness has been paid or the acceleration has been cured or waived.

We May Not Have the Ability to Raise the Funds Necessary to Finance the Change in Control Offer Required by the Indenture.

      If we undergo a change in control (as defined in the indenture), each holder of the notes may require us to repurchase all or a portion of the holder’s notes. There may not be sufficient funds available for any required repurchases of the notes if a change in control occurs. In addition, the terms of any agreements related to borrowing which we may enter from time to time may prohibit or limit or make our repurchase of notes an event of default under those agreements. If we fail to repurchase the notes in that circumstance, we will be in default under the indenture governing the notes. See “Description of Notes-Change In Control Permits Purchase of Notes by Us at the Option of the Holder.”

Absence of a Public Market for the Notes Could Cause Purchasers of the Notes to be Unable to Resell Them for an Extended Period of Time.

      There is no established trading market for the notes. The notes originally issued in the private placement are eligible for trading on the PORTAL Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market. The notes will not be listed on any securities exchange or included in any automated quotation system. An active trading market for the notes may not develop or, if such market develops, it may not be very liquid.

      If a trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes. If a market for the notes develops, any such market may be discontinued at any time. If a public trading market develops for the notes, future trading prices of the notes will depend on many factors, including, among other things, the price of our common stock into which the notes are convertible, prevailing interest rates, our operating results and the market for similar securities. Depending on the price of our common stock into which the notes are convertible, prevailing interest rates, the market for similar securities and other factors, including our financial condition, the notes may trade at a discount from their principal amount.

RATIO OF EARNINGS TO FIXED CHARGES

					Nine Months
Year Ended December 31,					Ended
					September 30,
1998	1999	2000	2001	2002	2003

3.94x	3.53x	2.23x	—	2.55x	3.61x

      Earnings consist of income (loss) before income taxes and fixed charges, excluding minority interest. Fixed charges consist of the total of interest expense, amortization of loan origination costs and that portion of rental expense considered to represent interest cost. Due to restructuring charges in 2001 of $73.2 million of which $7.8 million was included in costs of goods sold, additional earnings of $44.3 million would have been necessary to cover fixed charges. Due to product inspection charges in 1997 of $140.0 million, additional earnings of $45.7 million would have been necessary to cover fixed charges.

RECENT ACCOUNTING PRONOUNCEMENTS

      On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”), and recorded a $285.7 million impairment of goodwill ($249.2 million, net of taxes). The adoption of SFAS No. 142 requires that goodwill and other intangible assets with an indefinite useful life no longer be amortized as expenses of operations but rather tested for impairment at least annually using a fair-value-based test. The impairment charge relates primarily to the 1998 to 2000 acquisitions of our retail and hearth products operations, where lower than expected operating results occurred. Our estimates of fair value for our reporting units were determined based on a combination of the future earnings forecasts using discounted values of projected cash flows and market values of comparable businesses.

      As a result of the adoption of SFAS No. 142 on January 1, 2002, we have discontinued the amortization of our goodwill and trademark intangible assets. The following table reconciles reported net (loss) income and (loss) earnings per share amounts to adjusted net (loss) income and (loss) earnings per share amounts as if SFAS No. 142 had been in effect for each of the three years ended December 31, 2002 (in thousands, except per share amounts):

	For the Twelve Months Ended
	December 31,

	2002	2001	2000

Reported net (loss) income	$58,801	$(42,398)	$59,058
Add back: goodwill amortization	—	18,473	16,335
Add back: trademark amortization	—	165	165
Income tax effect of discontinued amortization	—	(2,111)	(2,021)

Adjusted net (loss) income	$58,801	$(25,871)	$73,537

Basic (loss) earnings per share:
Reported net (loss) income	$1.03	$(0.75)	$1.06
Add back: goodwill amortization	—	0.33	0.29
Add back: trademark amortization	—	—	—
Income tax effect of discontinued amortization	—	(0.04)	(0.04)

Adjusted net (loss) income	$1.03	$(0.46)	$1.31

Diluted (loss) earnings per share:
Reported net (loss) income	$1.00	$(0.75)	$1.05
Add back: goodwill amortization	—	0.33	0.29
Add back: trademark amortization	—	—	—
Income tax effect of discontinued amortization	—	(0.04)	(0.04)

Adjusted net (loss) income	$1.00	$(0.46)	$1.30

USE OF PROCEEDS

      All of the notes and the shares of our common stock issuable upon conversion of the notes are being sold by the selling securityholders or by their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the notes or the shares of our common stock issuable upon conversion of the notes.

DESCRIPTION OF NOTES

      We issued $143,750,000 aggregate principal amount of notes in a private placement on May 8, 2002. The notes were issued under an indenture entered into between us and The Bank of New York, as trustee. The following is a summary of the material provisions of the indenture but it does not purport to be complete and is subject to the detailed provisions of the indenture and is qualified in its entirety by reference to the indenture. We will provide copies of the indenture to prospective investors upon request, and it is also available for inspection at the office of the trustee. Particular provisions of the indenture which are referred to in this prospectus are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by the reference. For purposes of this summary, the terms “Lennox,” the “Company,” “we,” “us” and “our” refer only to Lennox International Inc. and not to any of our subsidiaries. References to “interest” shall be deemed to include “liquidated damages” unless the context otherwise requires.

General

      The notes represent our unsecured general obligations, subordinate in right of payment to certain of our obligations as described under “Subordination of Notes,” and convertible into our common stock as described under “Conversion rights.” The notes are limited to $143,750,000 aggregate principal amount. Interest on the notes is payable semi-annually on June 1 and December 1 of each year, with the first interest payment made on December 1, 2002, at the rate of 6 1/4% per annum, to the persons who are registered holders of the notes at the close of business on the preceding May 15 and November 15, respectively. Unless previously redeemed, repurchased or converted, the notes will mature on June 1, 2009. The notes are payable at the office of the paying agent, which initially is an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, the City of New York. Payments in respect of the notes may, at our option, be made by check and mailed to the holders of record as shown on the register for the notes.

      The notes are issued without coupons in denominations of $1,000 and integral multiples thereof.

      Holders may present for conversion any notes that have become eligible for conversion at the office of the conversion agent, and may present notes for registration of transfer at the office of the trustee.

      The indenture does not contain any financial covenants or any restrictions on the payment of dividends or on the repurchase of our securities. The indenture does not require us to maintain any sinking fund or other reserves for repayment of the notes.

      The notes are not subject to defeasance or covenant defeasance.

Conversion Rights

General

      Holders may convert any outstanding notes (or portions of outstanding notes) under the circumstances summarized below into 55.2868 shares of our common stock, par value $0.01 per share, per $1,000 principal amount of notes, subject to adjustment in certain circumstances as described below. This rate results in an initial conversion price of approximately $18.09 per share. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay a cash adjustment based upon the closing sale price of our common stock on the business day immediately preceding the conversion date. You may convert notes only in denominations of $1,000 and whole multiples of $1,000.

      Holders may surrender notes for conversion into our common stock only under the following circumstances:

•	during any conversion period, as described below, if the closing price of our common stock for at least 20 consecutive trading days in the 30 consecutive trading-day period ending on the first day of the conversion period was more than 110% of the conversion price in effect on that thirtieth trading day;

•	during the five business-day period following any 10 consecutive trading-day period in which the daily average of the trading prices (as described below under “Conversion Rights — Conversion upon satisfaction of market price conditions”) for the notes for that 10 trading-day period was less than 95% of the average conversion value, as described below, for the notes during that period;

•	if we have called the notes for redemption; or

•	upon the occurrence of the corporate transactions summarized below.

Conversion upon Satisfaction of Market Price Conditions

      A holder may convert its notes into our common stock during any quarterly conversion period if the closing price of our common stock for at least 20 consecutive trading days during the 30 consecutive trading-day period ending on the first day of the conversion period exceeds 110% of the conversion price in effect on that thirtieth trading day. A “conversion period” will be the period from and including the thirtieth trading day in a fiscal quarter to, but not including, the thirtieth trading day in the immediately following fiscal quarter.

      A holder also may convert its notes into our common stock during the five business-day period following any 10 consecutive trading-day period in which the daily average of the trading prices for the notes for that 10 trading-day period was less than 95% of the average conversion value for the notes during that period.

      The indenture does not require us to notify holders upon satisfaction of the conditions in the prior two paragraphs.

      “Conversion value” is equal to the product of the closing price for our common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each note is then convertible.

      The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per note obtained by us or the calculation agent for $10,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by us or the calculation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us or the calculation agent, this one bid shall be used. If either we or the calculation agent cannot reasonably obtain at least one bid for $10,000,000 principal amount of notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will equal (a) the then-applicable conversion rate of the notes multiplied by (b) the closing price of our common stock on such determination date.

Conversion upon Notice of Redemption

      A holder may surrender for conversion any notes we call for redemption at any time prior to the close of business on the day that is one business day prior to the redemption date, even if the notes are not otherwise convertible at that time. If a holder already has delivered a change in control purchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture. See “— Redemption of Notes at Our Option” for a description of the notice of redemption.

Conversion upon Specified Corporate Transactions

      If:

•	we distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days of the date of distribution, common stock at less than the current market price of the common stock at the time of the announcement of such distribution;

•	we elect to distribute to all holders of our common stock cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing price of the common stock on the trading day preceding the declaration date for the distribution; or

•	a change in control, as described below under “Change in Control Permits Purchase of Notes by Us at the Option of the Holder,” occurs other than pursuant to a transaction described in the following paragraph, then we must notify the holders of notes at least 20 days prior to the ex-dividend date for the distribution or within 30 days of the occurrence of the change in control, as the case may be. Once we have given that notice, holders may convert their notes at any time until either (a) the earlier of close of business on the business day immediately prior to the ex-dividend date and our announcement that the distribution will not take place, in the case of a distribution, or (b) within 30 days of the change in control notice, in the case of a change in control. In the case of a distribution, no adjustment to the ability of a holder of notes to convert will be made if the holder participates or will participate in the distribution without conversion.

In addition, if we are party to a consolidation, merger or binding share exchange or transfer of all or substantially all our assets pursuant to which our common stock will be converted into or the right to receive cash, securities or other property, a holder may convert notes at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the effective date of the transaction. If we are a party to a consolidation, merger or binding share exchange or transfer of all or substantially all our assets pursuant to which our common stock is converted into or the right to receive cash, securities or other property, then at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert the note into or the right to receive the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such note immediately prior to the transaction. If the transaction also constitutes a “change in control,” as defined below, the holder can require us to repurchase all or a portion of its notes as described below under “Change in Control Permits Purchase of Notes by Us at the Option of the Holder.”

Conversion Procedures

      We are not obligated to pay accrued interest on notes submitted for conversion. Accordingly, if a note is converted after the close of business of a record date for the payment of interest and before the opening of business on the next succeeding interest payment date, notes submitted for conversion must be accompanied by funds equal to the interest payable to the registered holder on the interest payment date on the principal amount of such notes submitted for conversion. We will then make the interest payment due on the interest payment date to the registered holder of the note on the record date. Notwithstanding anything to the contrary in this paragraph, any note submitted for conversion need not be accompanied by any funds if such notes have been called for redemption on a redemption date that is after a record date for the payment of interest and on or before the date that is one business day immediately following the corresponding interest payment date.

      As soon as practicable following the conversion date, we will deliver through the conversion agent a certificate for the full number of full shares of common stock into which any note is converted, together with any cash payment for fractional shares. For a discussion of the tax treatment of a holder receiving common shares upon surrendering notes for conversion, see “Material United States Federal Income Tax Considerations — Tax Consequences to United States Holders — Conversion of the Notes.”

Conversion Price Adjustments

      We will adjust the conversion rate for:

•	dividends or distributions on shares of our common stock payable in common stock or other capital stock of ours;

•	subdivisions, combinations or certain reclassifications of our common stock;

•	distributions to all holders of common stock of certain rights or warrants entitling them for a period of 60 days or less to purchase common stock at less than the current market price at the time; provided that the conversion rate will be readjusted to the extent the rights or warrants are not exercised prior to their expiration;

•	distributions to all holders of our common stock of our assets or debt securities or certain rights to purchase our securities, but excluding cash dividends or other cash distributions from current or retained earnings referred to in the next paragraph;

•	all-cash distributions to all or substantially all holders of our common stock in an aggregate amount that, together with

(1) any cash and the fair market value of any other consideration payable in respect of any tender offer or exchange offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion rate adjustment and

(2) all other all-cash distributions to all or substantially all stockholders made within the preceding 12 months not triggering a conversion rate adjustment,

exceeds an amount equal to 10% of the market capitalization of our common stock on the business day immediately preceding the day on which we declare the distribution; and

•	payment in respect of a tender offer or exchange offer by us or any of our subsidiaries for our common stock to the extent that the offer involves aggregate consideration that, together with

(1) any cash and the fair market value of any other consideration payable in respect of any tender offer or exchange offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion rate adjustment and

(2) all-cash distributions to all or substantially all stockholders made within the preceding 12 months not triggering a conversion rate adjustment,

exceeds an amount equal to 10% of the market capitalization of our common stock on the expiration date of the tender offer or exchange offer.

      Each adjustment referred to above will be made upon conclusion of the applicable event. We will not adjust the conversion rate, however, if holders of notes are to participate in the transaction without conversion, or in certain other cases.

      No adjustment in the conversion rate will be required unless the adjustment would require a change of at least 1% in the conversion rate then in effect; provided that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment.

      We may at any time increase the conversion rate by any amount for any period of time, provided that the conversion price is not less than the par value of a share of our common stock, the period during which the increased rate is in effect is at least 20 days or such longer period as may be required by law and the increased rate is irrevocable during such period.

      If we are party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its note immediately prior to the transaction.

      In the event of:

•	a taxable distribution to holders of shares of common stock which results in an adjustment of the conversion rate; or

•	an increase in the conversion rate at our discretion,

the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to Federal income tax as a dividend. See “Material United States Federal Income Tax Considerations — Tax Consequences to United States Holders — Conversion of the Notes.”

Redemption of Notes at Our Option

      No sinking fund is provided for the notes. Prior to June 3, 2005, we cannot redeem the notes. The notes will be redeemable at our option, in whole or in part, at any time on or after June 3, 2005, on any date not less than 30 nor more than 60 days after the mailing of a redemption notice to each holder of notes to be redeemed at the address of the holder appearing in the security register; provided that the closing price of our common stock has exceeded 130% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of mailing of the optional redemption notice. The redemption price for the notes, expressed as a percentage of principal amount, if redeemed during the twelve-month period beginning on the date set forth below, is as follows:

Period Beginning	Redemption Price

June 3, 2005	103.571%
June 1, 2006	102.679%
June 1, 2007	101.786%
June 1, 2008 and thereafter	100.893%

Accrued and unpaid interest will also be paid to the redemption date.

      If we will redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed on a pro rata basis in principal amounts of $1,000 or integral multiples of $1,000. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion shall be deemed to be the portion selected for redemption.

Change in Control Permits Purchase of Notes by Us at the Option of the Holder

      In the event of a change in control (as defined below) with respect to us, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount, at a price for each $1,000 principal amount of such notes equal to 100% of the principal amount of such notes tendered, plus any accrued and unpaid interest to the purchase date. We will be required to purchase the notes no later than 30 business days after notice of a change in control has been mailed as described below. We refer to this date in this prospectus as the “change in control purchase date.”

      Within 30 business days after the occurrence of a change in control, we must mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice must state, among other things:

•	the events causing a change in control;

•	the date of such change in control;

•	the last date on which a holder may exercise the purchase right;

•	the change in control purchase price;

•	the change in control purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate;

•	that notes with respect to which a change in control purchase notice is given by the holder may be converted, if otherwise convertible, only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.

      To exercise this right, the holder must deliver a written notice so as to be received by the paying agent no later than the close of business on the third business day prior to the change in control purchase date. The required purchase notice upon a change in control must state:

•	the certificate numbers of the notes to be delivered by the holder, if applicable;

•	the portion of the principal amount of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that we are to purchase such notes pursuant to the applicable provisions of the indenture.

      A holder may withdraw any change in control purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day prior to the change in control purchase date. The notice of withdrawal must state:

•	the principal amount of the notes being withdrawn;

•	the certificate numbers of the notes being withdrawn, if applicable; and

•	the principal amount, if any, of the notes that remain subject to a change in control purchase notice.

      Our obligation to pay the change in control purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. We will cause the change in control purchase price for such note to be paid promptly following the later of the change in control purchase date or the time of delivery of such note.

      If the paying agent holds money sufficient to pay the change in control purchase price of the note on the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the note.

      Under the indenture, a “change in control” is deemed to have occurred at such time as:

•	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than an “exempt person” (as defined below), is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the voting power of our common stock or other capital stock into which our common stock is reclassified or changed;

•	at any time the following persons cease for any reason to constitute a majority of our board of directors:

(1) individuals who on the issue date of the notes constituted our board of directors and

(2) any new directors whose election by our board of directors or whose nomination for election by our stockholders was approved by at least a majority of the directors then still in office who were either directors on the issue date of the notes or whose election or nomination for election was previously so approved; or

•	the sale, lease or transfer of all or substantially all of our assets and property to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act. Our grant of a security interest in our properties or assets in connection with a financing arrangement is not a conveyance, transfer or lease for the foregoing purposes.

      “Exempt person” means any member of the Norris family; provided that such member does not participate in an extraordinary corporate transaction, such as a merger or a going private transaction, which results in our common stock (or that of our successor) no longer being traded on a U.S. securities exchange or quoted on The Nasdaq National Market. “Norris family” means all persons who are lineal descendants of D.W. Norris (by birth or adoption), all spouses of such descendants, all estates of such descendants or spouses which are in the course of administration, all trusts for the benefit of such descendants or spouses, and all corporations or other entities in which, directly or indirectly, such descendants or spouses (either alone or in conjunction with other such descendants or spouses) have the right, whether by ownership of stock or other equity interests or otherwise, to direct the management and policies of such corporations or other entities (each such person, spouse, estate, trust, corporation or entity being referred to herein as a “member” of the Norris family). In addition, members of the Norris family will not be counted as affiliates or associates of any other person in determining beneficial ownership of a “group” (as such term is used for purposes of Sections 13(d) and 14(d) of the Exchange Act); provided that such member does not participate in an extraordinary corporate transaction, such as a merger or a going private transaction, which results in our common stock (or that of our successor) no longer being traded on a U.S. securities exchange or quoted on The Nasdaq National Market.

      However, a change in control will not be deemed to have occurred if either:

•	the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such trading day; or

•	in the case of a merger or consolidation, all of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation constituting the change of control consists of common stock traded on a U.S. securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

      In connection with any purchase offer in the event of a change in control, we will to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

      The phrase “all or substantially all” of our assets will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale, lease or transfer of “all or substantially all” of our assets has occurred, in which case a holder’s ability to require us to purchase their notes upon a change in control may be impaired. In addition, we can give no assurance that we will be able to acquire the notes tendered upon a change in control.

      The change in control purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of our company.

      We could, in the future, enter into certain transactions, including certain capitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes but that would increase the amount of our, or our subsidiaries’, indebtedness.

      We may not purchase notes at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change in control purchase price with respect to the notes.

Subordination of Notes

      Upon any distribution to our creditors in our liquidation or dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, the payment of all amounts due on the notes (other than cash payments due upon conversion in lieu of fractional shares) will be subordinated, to the extent provided in the indenture, in right of payment to the prior payment in full of all senior indebtedness and all indebtedness of our subsidiaries.

      We will not pay, directly or indirectly, any amount due on the notes (including any repurchase price pursuant to the exercise of the repurchase right), or acquire any of the notes, in the following circumstances:

•	if any default in payment of principal, premium, if any, or interest on senior indebtedness (as defined below) exists, unless and until the default has been cured or waived or has ceased to exist;

•	if any default, other than a default in payment of principal, premium, if any, or interest, has occurred with respect to senior indebtedness, and that default permits the holders of the senior indebtedness to accelerate its maturity, until the expiration of the “payment blockage period” described below unless and until the default has been cured or waived or has ceased to exist; or

•	if the maturity of senior indebtedness has been accelerated, until the senior indebtedness has been paid or the acceleration has been cured or waived.

      A “payment blockage period” is a period that begins on the date that we receive a written notice from any holder of senior indebtedness or a holder’s representative, or from a trustee under an indenture under which senior indebtedness has been issued, that an event of default with respect to and as defined under any senior indebtedness (other than default in payment of the principal of, or premium, if any, or interest on any senior indebtedness), which event of default permits the holders of senior indebtedness to accelerate its maturity, has occurred and is continuing and ends on the earlier of (1) the date on which such event of default has been cured or waived and (2) 180 days from the date notice is received. Notwithstanding the foregoing, only one payment blockage notice with respect to the same event of default may be given during any period of 360 consecutive days unless such event of default has been cured or waived for a period of not less than 90 consecutive days; provided that in no event shall more than one interest payment be blocked during any such 360-day period. No new payment blockage notice may be commenced by the holders of senior indebtedness during any period of 360 consecutive days unless all events of default which trigger the preceding payment blockage period have been cured or waived. However, if the maturity of such senior indebtedness is accelerated, no payment may be made on the notes until such senior indebtedness that has matured has been paid or such acceleration has been cured or waived.

      Senior indebtedness is defined in the indenture as all indebtedness (as defined below) of ours outstanding at any time that is senior in right of payment to the notes except indebtedness that by its terms is pari passu or subordinate in right of payment to the notes. Senior indebtedness does not include our indebtedness to any of our subsidiaries.

      Indebtedness is defined with respect to any person as the principal of, and premium, if any, and interest on (a) all indebtedness of such person for borrowed money (including all indebtedness evidenced by notes, bonds, debentures or other securities sold by such person for money), (b) all obligations incurred by such person in the acquisition (whether by way of purchase, merger, consolidation or otherwise and whether by such person or another person) of any business, real property or other assets (except inventory and related items acquired in the ordinary course of the conduct of the acquiror’s usual business), (c) guarantees by such person of indebtedness described in clause (a) or (b) of another person, (d) all renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any indebtedness, obligation or guarantee, (e) all reimbursement obligations of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person, (f) all capital lease obligations of such person and (g) all net obligations of such person under interest rate swaps, currency exchanges or similar agreements of such person.

      By reason of the subordination provisions described above, in the event of insolvency, funds which would otherwise be payable to noteholders will be paid to the holders of senior indebtedness to the extent necessary to pay senior indebtedness in full. As a result of these payments, our general creditors may recover less, ratably, than holders of senior indebtedness and such general creditors may recover more, ratably, than holders of notes or other subordinated indebtedness of ours.

      Substantially all of our operations are currently and are expected in the future to be conducted through subsidiaries, which are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available therefor, whether by dividends, loans or other payments. The payment of dividends and loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of our subsidiaries and are subject to various business considerations.

      The notes are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables) of our subsidiaries. Any right that we have to receive assets of any of our subsidiaries upon its liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we ourselves are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

      There are no restrictions in the indenture upon the creation of additional senior indebtedness by us, or on the creation of any indebtedness by us or any of our subsidiaries. As of September 30, 2003, we had approximately $229.0 million of consolidated indebtedness and other obligations effectively ranking senior to the notes.

Merger or Consolidation, or Conveyance, Transfer or Lease of Properties and Assets

      The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless, among other things:

•	the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	such person assumes all our obligations under the notes and the indenture; and

•	we or such successor person shall not immediately thereafter be in default under the indenture.

      Upon the assumption of our obligations by such a person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

      Although such transactions are permitted under the indenture, certain of the foregoing transactions could constitute a change in control permitting each holder to require us to purchase the notes of such holder as described in “— Change in Control Permits Purchase of Notes by Us at the Option of the Holder.”

Events of Default

      The following are events of default for the notes:

•	default in the payment of the principal amount, redemption price or change in control purchase price with respect to any note when such amount becomes due and payable;

•	default in the payment of accrued and unpaid interest, if any (including liquidated damages), on the notes for 30 days;

•	failure by us to comply with any of our other covenants in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•	default by us in the payment at the final maturity thereof, after the expiration of any applicable grace period, of principal of, or premium, if any, on indebtedness for money borrowed, other than non-recourse indebtedness, in the principal amount then outstanding of $25 million or more, or acceleration of any indebtedness in such principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded within 30 business days after notice to us in accordance with the indenture; or

•	certain events of bankruptcy, insolvency or reorganization affecting us.

      If an event of default shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of notes then outstanding may declare the principal amount of the notes plus accrued and unpaid interest, if any, on the notes accrued through the date of such declaration to be immediately due and payable. In the case of certain events of our bankruptcy, insolvency or reorganization, the principal amount of the notes plus accrued and unpaid interest, if any, accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable.

Modifications of the Indenture

      We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder, no supplemental indenture may:

•	reduce the rate or change the time of payment of interest (including any liquidated damages) on any note;

•	make any note payable in money or securities other than that stated in the note;

•	change the stated maturity of any note;

•	reduce the principal amount, redemption price or change in control purchase price with respect to any note;

•	make any change that adversely affects the right of a holder to require us to purchase a note;

•	adversely affect the right to convert, or receive payment with respect to, a note, or the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

      Without the consent of any holder of notes, we and the trustee may enter into supplemental indentures for any of the following purposes:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the notes;

•	to make any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act of 1933 and the qualification of the indenture under the Trust Indenture Act of 1939;

•	to cure any ambiguity or inconsistency in the indenture; or

•	to make any changes that do not adversely affect the rights of any holder.

      No supplemental indenture entered into pursuant to the second, third, fourth or fifth bullets of the preceding paragraph may be entered into without the consent of the holders of a majority in principal amount of the notes, however, if such supplemental indenture may materially and adversely affect the interests of the holders of the notes.

      The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

•	waive any past default under the indenture and its consequences, except a default in the payment of the principal amount, accrued and unpaid interest, if any (including liquidated damages), redemption price or change in control purchase price or obligation to deliver common shares upon conversion with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

No Personal Liability of Directors, Officers, Employees, Incorporators and Shareholders

      No director, officer, employee, incorporator or shareholder of ours, as such, shall have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Securities and Exchange Commission that a waiver of such liabilities is against public policy.

Unclaimed Money; Prescription

      If money deposited with the trustee or paying agent for the payment of principal or interest remains unclaimed for two years, the trustee and paying agent shall notify us and shall pay the money back to us at our written request. Thereafter, holders of notes entitled to the money must look to us for payment, subject to applicable law, and all liability of trustee and the paying agent shall cease. Other than as described in this paragraph, the indenture does not provide for any prescription period for the payment of interest and principal on the notes.

Reports to Trustee

      We will regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders.

Trustee and Transfer Agent

      The trustee for the notes is The Bank of New York. The transfer agent for our common stock is Mellon Investor Services LLC.

Listing and Trading

      The notes originally issued in the private placement are eligible for trading on the PORTAL Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market. We do not intend to list the notes on any national securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “LII.”

Form, Denomination and Registration of Notes

      The notes were issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof, in the form of both global securities and certificated securities, as further provided below.

      The trustee is not required:

•	to issue, register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed or repurchased,

•	to register the transfer of or exchange any note so selected for redemption or repurchase in whole or in part, except, in the case of a partial redemption or repurchase, that portion of any of the notes not being redeemed or repurchased, or

•	if a redemption or a repurchase is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer or exchange of any note on or after the regular record date and before the date of redemption or repurchase.

      See “— Global Securities” and “— Certificated Securities” for a description of additional transfer restrictions applicable to the notes.

      No service charge will be imposed in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global Securities

      Global securities representing the notes have been deposited with a custodian for The Depository Trust Company (“DTC”), and registered in the name of DTC or a nominee for DTC.

      Except in the limited circumstances described below and in “— Certificated Securities,” holders of notes represented by interests in a global security will not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

      Any beneficial interest in one global security that is transferred to a person who takes delivery in the form of an interest in another global security will, upon transfer, cease to be an interest in such global security and become an interest in the other global security and, accordingly, will thereafter be subject to all transfer restrictions applicable to beneficial interests in such other global security for as long as it remains such an interest.

      The custodian and DTC will electronically record the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants, including Euroclear Bank, S.A./ N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, societe anonyme (“Clearstream”). So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture and the notes. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants.

      Payments of principal and interest under each global security will be made to DTC’s nominee as the registered owner of such global security. We expect that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

      DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

Certificated Securities

      If DTC notifies us that it is unwilling or unable to continue as depositary for a global security and a successor depositary is not appointed by us within 90 days of such notice, or an event of default has occurred and the trustee has received a request from DTC, the trustee will exchange each beneficial interest in that global security for one or more certificated securities registered in the name of the owner of such beneficial interest, as identified by DTC.

Same-Day Settlement and Payment

      The indenture requires that payments in respect of the notes represented by the global securities be made by wire transfer of immediately available funds to the accounts specified by holders of the global securities. With respect to notes in certificated form, we will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder’s registered address.

      The notes represented by the global securities are eligible for trading in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

      The information described above concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from third-party sources that we believe to be reliable.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, the initial purchasers of the notes in the private placement or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Purchase and Cancellation

      All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled.

      We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Registration Rights

      In connection with the private placement on May 8, 2002, we entered into a registration rights agreement with the initial purchasers of the notes. In the registration rights agreement, we agreed to use our commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective for a period of two years after the original issuance of the notes on May 8, 2002 or such shorter time (1) as permitted by Rule 144(k) under the Securities Act or any successor provisions thereunder or (2) that will terminate when each of the registrable securities covered by the registration statement ceases to be a registrable security. “Registrable securities” means each note and any underlying share of common stock until the earlier of (x) the date on which such note or underlying share of common stock has been effectively registered under the Securities Act and disposed of, whether or not in accordance with the registration statement of which this prospectus forms a part, and (y) the date which is two years after the date of original issue of such note or such shorter period of time as permitted by Rule 144(k) under the Securities Act or any successor provision thereunder.

      We are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances and subject to certain conditions for a period not to exceed 45 days in the aggregate in any three-month period or 90 days in the aggregate in any 12-month period. We also agreed to pay liquidated damages to certain holders of the notes and shares of common stock issuable upon conversion of the notes if the prospectus is unavailable for periods in excess of those permitted.

Governing Law

      The indenture and the notes are governed by and construed in accordance with the laws of the State of New York, without giving effect to such state’s conflicts of laws principles.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 200,000,000 shares of common stock and 25,000,000 shares of preferred stock, par value $.01 per share. Of the 200,000,000 shares of common stock authorized, 58,694,250 were outstanding as of September 30, 2003, 3,043,916 shares were held in treasury and 19,055,168 shares have been reserved for issuance under our incentive plans and employee stock purchase program. None of the preferred stock is outstanding.

Common Stock

      The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, voting together as a single class, except as may be required by law and subject to any voting rights granted to holders of any preferred stock. However, the removal of a director from office, the approval and authorization of specified business combinations and amendments to specified provisions of our certificate of incorporation each require the approval of not less than 80% of the combined voting power of our outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. See “— Certificate of Incorporation and Bylaw Provisions.” The common stock does not have cumulative voting rights.

      Subject to the prior rights of the holders of any shares of our preferred stock, the holders of our common stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by our board of directors. On our liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock.

      The outstanding shares of our common stock are legally issued, fully paid and nonassessable. The common stock does not have any preemptive, subscription or conversion rights. Additional shares of authorized common stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Preferred Stock

      As of the date of this prospectus, no shares of preferred stock are outstanding. Our board of directors may authorize the issuance of preferred stock in one or more series and may determine, for the series, the designations, powers, preferences and rights of such series, and the qualifications, limitations and restrictions of the series, including:

•	the designation of the series;

•	the consideration for which the shares of any such series are to be issued;

•	the rate or amount per annum, if any, at which holders of the shares of such series shall be entitled to receive dividends, the dates on which such dividends shall be payable, whether the dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall be cumulative;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the amounts payable on and the preferences, if any, of shares of the series in the event of dissolution or upon distribution of our assets;

•	whether the shares of the series will be convertible into or exchangeable for other of our securities, and the price or prices or rate or rates at which conversion or exchange shall be exercised;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the voting rights, if any, of the holders of shares of the series; and

•	such other preferences and rights, privileges and restrictions applicable to any such series as may be permitted by law.

      We believe that the ability of our board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of preferred stock will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed or traded.

      Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage a potential acquiror from making, without first negotiating with our board of directors, an acquisition attempt through which such acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

Business Combination Statute

      As a corporation organized under the laws of the State of Delaware, we will be subject to Section 203 of the Delaware General Corporation Law, which restricts specified business combinations between us and an “interested stockholder” or its affiliates or associates for a period of three years following the time that the stockholder becomes an “interested stockholder.” In general, an “interested stockholder” is defined as a stockholder owning 15% or more of our outstanding voting stock. The restrictions do not apply if:

•	prior to an interested stockholder becoming such, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction which resulted in any person becoming an interested stockholder, such interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by employee stock ownership plans and persons who are both directors and officers of Lennox; or

•	at or subsequent to the time an interested stockholder becomes such, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders, not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

      Under some circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed under Section 203. Our certificate of incorporation does not exclude us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Certificate of Incorporation and Bylaw Provisions

      The summary below describes provisions of our certificate of incorporation and bylaws. The provisions of our certificate of incorporation and bylaws discussed below may have the effect, either alone or in combination with the provisions of Section 203 discussed above, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by our board of directors but that a stockholder might consider to be in such stockholder’s best interest. Those provisions include:

•	restrictions on the rights of stockholders to remove directors;

•	prohibitions against stockholders calling a special meeting of stockholders or acting by unanimous written consent in lieu of a meeting;

•	requirements for advance notice of actions’ proposed by stockholders for consideration at meetings of the stockholders; and

•	restrictions on business combination transactions with any person, entity or group that beneficially owns at least 10% of our aggregate voting stock — such person, entity or group is sometimes referred to as a “Related Person.”

Classified Board of Directors; Removal; Number of Directors, Filling Vacancies

      Our certificate of incorporation and bylaws provide that our board of directors shall be divided into three classes, designated Class I, Class II and Class III, with the classes to be as nearly equal in number as possible. The term of office of each class shall expire at the third annual meeting of stockholders for the election of directors following the election of such class. Each director is to hold office until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

      Our bylaws provide that the number of directors will be fixed from time to time by to a resolution adopted by our board of directors; provided that the number so fixed shall not be more than 15 nor less than three directors. Our bylaws also provide that any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, absent an amendment to the bylaws, our board of directors could prevent any stockholder from enlarging our board of directors and filling the new directorships with such stockholder’s own nominees. Moreover, our certificate of incorporation and bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of our voting stock at a special meeting of stockholders called expressly for that purpose.

      The classification of directors could have the effect of making it more difficult for stockholders to change the composition of our board of directors. At least two annual meetings of stockholders, instead of one, are generally required to effect a change in a majority of our board of directors. Such a delay may help ensure that our directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of our board of directors would be beneficial to us and our stockholders and whether or not a majority of our stockholders believe that such a change would be desirable.

      The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our stockholders. The classification of our board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of our stock by purchasers whose objective is to take control of us and remove a majority of our board of directors, the classification of our board of directors could tend to reduce the likelihood of fluctuations in the market price of the common stock that might result from accumulations of large blocks. Accordingly, stockholders could be deprived of opportunities to sell their shares of common stock at a higher market price than might otherwise be the case.

No Stockholder Action by Written Consent, Special Meetings

      Our certificate of incorporation and bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and stockholder action may not be taken by written consent in lieu of a meeting. Special meetings of stockholders can be called only by our board of directors by a resolution adopted by a majority of our board of directors, or by the chairman of the board, vice chairman or the president. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting under the notice of meeting given by us.

      The provisions of our certificate of incorporation and bylaws prohibiting stockholder action by written consent and permitting special meetings to be called only by the chairman, vice chairman or president, or at the request of a majority of our board or directors, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of our voting stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the chairman, vice chairman or president, or a majority of our board of directors, by calling a special meeting of stockholders prior to the time such parties believe such consideration to be appropriate.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

      Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of stockholders.

      The stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors, or by a stockholder who has given timely written notice containing specified information to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. The stockholder notice procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the chairman of the board of directors, or in the absence of the chairman of the board, the president, or by a stockholder who has given timely written notice containing specified information to our secretary of such stockholder’s intention to bring such business before such meeting. Under the stockholder notice procedure, for notice of stockholder nominations or proposals to be made at an annual meeting to be timely, such notice must be received by us not less than 60 days nor more than 90 days in advance of such meeting. For notice of stockholder nominations or proposals to be made at a special meeting of stockholders to be timely, such notice must be received by us not later than the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. However, in the event that less than 70 days notice or prior public disclosure of the date of the meeting of stockholders is given or made to the stockholders, to be timely, notice of a nomination or proposal delivered by the stockholder must be received by our secretary not later than the close of business on the tenth day following the day on which notice of the date of the meeting of stockholders was mailed or such public disclosure was made to the stockholders. If our board of directors or, alternatively, the presiding officer at a meeting, in the case of a stockholder proposal, or the chairman of the meeting, in the case of a stockholder nomination to our board of directors, determines at or prior to the meeting that business was not brought before the meeting or a person was not nominated in accordance with the stockholder notice procedure, such business will not be conducted at such meeting, or such person will not be eligible for election as a director, as the case may be.

      By requiring advance notice of nominations by stockholders, the stockholder notice procedure will afford our board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent considered necessary or desirable by our board of directors, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the stockholder notice procedure will also provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent considered necessary or desirable by our board of directors, will provide our board of directors with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to our board of directors’ position regarding action to be taken regarding such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

      Although our bylaws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Fair Price Provision

      Our certificate of incorporation contains a “fair price” provision that applies to specified business combination transactions involving any person, entity or group that beneficially owns at least 10% of our aggregate voting stock — such person, entity or group is sometimes referred to as a “related person.” This provision requires the affirmative vote of the holders of not less than 80% of our voting stock to approve specified transactions between a related person and us or our subsidiaries, including:

•	any merger, consolidation or share exchange;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets, or the assets of any of our subsidiaries having a fair market value of more than 10% of our total consolidated assets, or assets representing more than 10% of our earning power and our subsidiaries taken as a whole, which is referred to as a “substantial part”;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with us or any of our subsidiaries of all or a substantial part of the assets of a related person;

•	the issuance or transfer of any of our securities or any of our subsidiaries by us or any of our subsidiaries to a related person;

•	any reclassification of securities, recapitalization, or any other transaction involving us or any of our subsidiaries that would have the effect of increasing the voting power of a related person;

•	the adoption of a plan or proposal for our liquidation or dissolution proposed by or on behalf of a related person;

•	the acquisition by or on behalf of a related person of shares constituting a majority of our voting power; and

•	the entering into of any agreement, contract or other arrangement providing for any of the transactions described above.

      This voting requirement will not apply to certain transactions, including:

(a) any transaction approved by a two-thirds vote of the continuing directors; or

(b) any transaction in which:

(1) the consideration to be received by the holders of common stock, other than the related person involved in the business combination, is not less in amount than the highest per share price paid by the related person in acquiring any of its holdings of common stock; and

(2) if necessary, a proxy statement complying with the requirements of the Securities Exchange Act of 1934 shall have been mailed at least 30 days prior to any vote on such business combination to all of our stockholders for the purpose of soliciting stockholder approval of such business combination.

      This provision could have the effect of delaying or preventing a change in control of us in a transaction or series of transactions that did not satisfy the “fair price” criteria.

Liability of Directors, Indemnification

      Our certificate of incorporation provides that a director will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

      Any amendment or repeal of such provision shall not adversely affect any right or protection of a director existing under such provision for any act or omission occurring prior to such amendment or repeal.

      Our bylaws provide that each person who at any time serves or served as one of our directors or officers, or any person who, while one of our directors or officers, is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be entitled to indemnification and the advancement of expenses from us, and to the fullest extent, permitted by Section 145 of the Delaware General Corporation Law or any successor statutory provision. We will indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding because he or she is or was one of our directors or officers, or is or was serving at our request as a director or officer of another corporation, partnership or other enterprise. However, as provided in Section 145, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests.

Amendments

      Our certificate of incorporation provides that we reserve the right to amend, alter, change, or repeal any provision contained in our certificate of incorporation, and all rights conferred to stockholders are granted subject to such reservation. The affirmative vote of holders of not less than 80% of our voting stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal specified provisions of our certificate of incorporation, including those provisions discussed in this section. In addition, the 80% vote described in the prior sentence shall not be required for any alteration, amendment, adoption of inconsistent provision or repeal of the “fair price” provision discussed under “— Fair Price Provision” above which is recommended to the stockholders by two-thirds of our continuing directors and such alteration, amendment, adoption of inconsistent provision or repeal shall require the vote, if any, required under the applicable provisions of the Delaware General Corporation Law and our certificate of incorporation. In addition, our certificate of incorporation provides that stockholders may only adopt, amend or repeal our bylaws by the affirmative vote of holders of not less than 80% of our voting stock, voting together as a single class. Our bylaws may be amended by our board of directors.

Rights Plan

      On July 27, 2000, our board of directors declared a dividend of one preferred stock purchase right (individually, a “right” and collectively, the “rights”) to stockholders of record at the close of business on August 7, 2000 and approved the further issuance of rights with respect to all shares of common stock that are subsequently issued. The rights expire on July 27, 2010. Each right entitles the holder, under certain circumstances, to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock at an exercise price of $75.00 per fractional share subject to certain adjustments.

      Initially, the rights are attached to outstanding certificates representing our common stock, and no separate certificates representing the rights are distributed. The rights will separate from our common stock and will become exercisable upon the earlier of

•	ten days following a public announcement or disclosure that a person or group (an “acquiring person”) becomes the beneficial owner of 15% or more of our outstanding common stock; or

•	ten days following the commencement of a tender offer or exchange offer which would result in the offeror becoming an acquiring person.

      Lineal descendants of D.W. Norris (and their spouses) and trusts established primarily for the benefit of such lineal descendants (and their spouses) will not become an acquiring person and will not be counted as affiliates or associates of any other person in determining whether such person is an acquiring person, in each case as long as the primary purpose for holding shares in us is not to effect an extraordinary corporate transaction. In addition, holders of 1% or more of our common stock which are identified in the prospectus relating to our initial public offering are also excluded from becoming an acquiring person.

      If the rights become exercisable, each right (other than rights held by the acquiring person) will entitle the holder to purchase, at a price equal to the exercise price of the right, a number of shares of our common stock having a then-current market value of twice the exercise price of the right. If at any time from and after the time an acquiring person becomes such we agree to merge into another entity or we sell more than 50% of our assets, each right (other than rights held by the acquiring person) will entitle the holder to purchase, at a price equal to the exercise price of the right, a number of shares of common stock of such entity having a then-current market value of twice the exercise price.

      We will generally be entitled to redeem the rights at a price of $0.01 per right at any time prior to the day a person becomes an acquiring person. The description and terms of the rights are set forth in a Rights Agreement dated as of July 27, 2000 entered into between us and the rights agent named therein. The Rights Agreement was filed as an exhibit to our Current Report on Form 8-K dated July 27, 2000, filed with the SEC.

      The Rights Agreement approved by our board of directors is designed to protect and maximize the value of our outstanding equity interests in the event of an unsolicited attempt to acquire us in a manner or on terms not approved by our board of directors and that prevent our stockholders from realizing the full value of their shares of our common stock. However, the rights may have the effect of rendering more difficult or discouraging an acquisition of us that is deemed undesirable by our board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the rights.

Rights to Purchase Securities and Other Property

      Our certificate of incorporation authorizes our board of directors to create and issue rights, warrants and options entitling the holders of them to purchase from us shares of any class or classes of our capital stock or other securities or property upon such terms and conditions as our board of directors may deem advisable.

Listing

      Our common stock is listed on the New York Stock Exchange under the trading symbol “LII.”

Transfer Agent and Registrar

      The transfer agent and registrar for the common stock is Mellon Investor Services LLC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      John W. Norris, Jr., our Chairman of the Board, David H. Anderson, Thomas W. Booth, Stephen R. Booth, David V. Brown and John W. Norris III, each one of our directors, as well as other stockholders, who may be immediate family members of the foregoing persons, are, individually or through trust arrangements, members of AOC Land Investment, L.L.C. AOC Land Investment, L.L.C. owns 70% of AOC Development II, L.L.C., which owns substantially all of One Lake Park, L.L.C. We are leasing part of an office building owned by One Lake Park, L.L.C. for use as our corporate headquarters. The lease has a term of 25 years and the lease payments for 2002, 2001 and 2000 totaled approximately $2.9, $2.7 million and $2.7 million respectively. We also lease a portion of Lennox Center, a retail complex owned by AOC Development, L.L.C., for use as offices. The Lennox Center lease has a term of three years and the lease payments for 2002 and 2001 totaled approximately $122,580 and $122,580, respectively. AOC Land Investment, L.L.C. also owns 70% of AOC Development, L.L.C. We believe that the terms of our lease with One Lake Park, L.L.C. and AOC Development, L.L.C. are at least as favorable as could be obtained from unaffiliated third parties.

      From time to time we have entered into stock disposition agreements, which allowed our executive officers, directors, and stockholders to borrow money from third-parties and use our capital stock held by them as collateral. The stock disposition agreements provide that in the event of a default on the underlying loan, we will do one of several things, including registering the capital stock under the Securities Act of 1933, finding a buyer to purchase the stock or purchasing the stock ourselves. There was never a default under any of these agreements. As of March 1, 2002 and March 15, 2001, there was one stock disposition agreement in existence, entered into in 1997, covering approximately 250,000 shares of our common stock. As of March 1, 2000, there were stock disposition agreements in existence covering 1,809,120 shares of our common stock. As of December 31, 2002, all stock disposition agreements were terminated. Lennox will not enter into these types of agreements in the future.

      These transactions were not the result of arms-length negotiations. Accordingly, certain of the terms of these transactions may be more or less favorable to us than might have been obtained from unaffiliated third parties. We do not intend to enter into any future transaction in which our directors, executive officers or principal stockholders and their affiliates have a material interest unless such transactions are approved by a majority of the disinterested members of our board of directors and are on terms that are no less favorable to us than those that we could obtain from unaffiliated third parties.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion describes the material United States federal income tax consequences of the purchase of the notes, and the ownership and disposition of the notes and our common stock into which such notes may be converted. This discussion applies only to notes, and common stock into which notes are converted, that are held as capital assets within the meaning of Section 1221 of the Code (generally, for investment).

      This discussion does not describe the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	regulated investment companies;

•	insurance companies;

•	pension funds;

•	tax-exempt organizations;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a “straddle,” hedge, “conversion” or similar transaction;

•	persons deemed to sell the notes or common stock under the constructive sale provisions of the Code;

•	United States Holders (as defined below) whose functional currency is not the United States dollar;

•	certain former citizens or residents of the United States;

•	partnerships or other entities classified as partnerships for United States federal income tax purposes or persons who hold the notes or our common stock through such entities; or

•	persons subject to the alternative minimum tax.

      This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with our statements or conclusions. PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR TAX ADVISERS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

Tax Consequences to United States Holders

      As used herein, the term “United States Holder” means a beneficial owner of a note or our common stock that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if:

•	its administration is subject to the primary supervision of a court within the United States and one or more United States persons has authority to control all of its substantial decisions; or

•	it was in existence on August 20, 1996, and has elected to continue to be treated as a United States trust.

Stated Interest

      Interest paid on a note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder’s method of accounting for federal income tax purposes.

Sale, Exchange or Retirement of the Notes

      Upon the sale, exchange or retirement (including redemption or repurchase, but excluding conversion) of a note, a United States Holder will recognize taxable gain or loss equal to the difference between (i) the amount realized (i.e., the amount of cash and fair market value of property received in exchange for the note, but not including any amounts received in respect of accrued interest, which will be taxed as ordinary income) on the sale, exchange or retirement and (ii) the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note generally will be equal to the United States Holder’s original purchase price for the note. Except as explained below in “Tax Consequences to United States Holders — Market Discount,” gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, exchange or retirement, the note has been held for more than one year.

Conversion of the Notes

      A United States Holder’s conversion of a note into our common stock generally will not be a taxable event, except that the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the United States Holder’s tax basis in the fractional share).

      A United States Holder’s tax basis in common stock received upon the conversion of a note will be the same as the United States Holder’s basis in the note at the time of conversion, reduced by any basis allocated to a fractional share. The United States Holder’s holding period for the common stock received will include the Holder’s holding period for the note converted.

Adjustments of the Conversion Ratio

      The terms of the notes allow for changes in their conversion rate in certain circumstances. Changes in conversion rate could be treated as a taxable stock dividend if the changes have the effect of increasing a United States Holder’s proportionate interest in our earnings and profits. This could occur, for example, if the conversion rate is adjusted to compensate holders of notes for distributions of property to our stockholders. By contrast, changes in the conversion rate will not be treated as a taxable stock dividend if the changes simply prevent the dilution of interests of holders of the notes through application of a bona fide, reasonable adjustment formula. Any taxable constructive stock dividend resulting from a change to, or failure to change, the conversion rate would be treated like dividends paid in cash or other property. The constructive stock dividend would result in ordinary income to the recipient to the extent of our earnings and profits (and an increase in the adjusted basis of the notes by the same amount), with any excess treated first as a tax-free reduction in adjusted basis and then as capital gain.

Dividends on Common Stock

      If we make distributions on our common stock, those distributions will generally be treated as a dividend, subject to tax as ordinary income, to the extent of our current or accumulated earnings and profits as of the year of distribution, then as a tax-free return of capital to the extent of the United States Holder’s adjusted tax basis in the common stock and thereafter as gain from the sale or exchange of that stock.

      Pursuant to recently enacted legislation, dividends on our common stock paid to certain United States Holders (including individuals) may qualify for preferential United States federal income tax rates.

Sale of Common Stock

      Upon the sale or exchange of our common stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the United States Holder’s adjusted tax basis in the common stock. That capital gain or loss will be long-term if the United States Holder’s holding period is more than one year and will be short-term if the holding period is equal to or less than one year.

Market Discount

      The resale of the notes may be affected by the market discount provisions of the Code. For this purpose, the market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition (other than at original issue) exceeds the United States Holder’s adjusted tax basis in the note. Subject to a limited exception, these provisions generally require a United States Holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of that note to the extent of the accrued market discount on that note at the time of maturity or disposition, unless the United States Holder elects to include accrued market discount in income over the life of the note.

      This election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the United States Holder, under a constant yield method. If a constant yield election is made, it will apply only to the note with respect to which it is made, and may not be revoked. A United States Holder who acquires a note at a market discount and who does not elect to include accrued market discount in income over the life of the note may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction. If a United States Holder acquires a note with market discount and receives common stock upon conversion of the note, the amount of accrued market discount not previously included in income with respect to the converted note through the date of conversion will be treated as ordinary income when the holder disposes of the common stock.

Amortizable Premium

      A United States Holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium (referred to as Section 171 premium) from the purchase date to the note’s maturity date under a constant-yield method that reflects semiannual compounding based on the note’s payment period. Amortizable premium, however, will not include any premium attributable to a note’s conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note’s purchase price over what the note’s fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Backup Withholding and Information Reporting

      Information returns will be filed with the IRS in connection with payments on the notes or our common stock and the proceeds from a sale or other disposition of the notes or our common stock. A United States Holder may be subject to United States backup withholding at the rates specified in the Code on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences to Non-United States Holders

      As used herein, the term “Non-United States Holder” means a beneficial owner of a note or our common stock that is, for United States federal income tax purposes:

•	an individual who is classified as a nonresident for United States federal income tax purposes;

•	a foreign corporation; or

•	an estate or trust that is not a United States estate or trust, as defined above.

Payments of Interest

      Subject to the discussion below concerning backup withholding, payments of interest on a note by us or any paying agent to any Non-United States Holder will not be subject to United States federal withholding tax, provided that:

•	the Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest;

•	either (i) the Non-United States Holder timely certifies to us or our paying agent, under penalties of perjury, that such holder is not a United States person and provides its name and address, or (ii) a custodian, broker, nominee or other intermediary acting as an agent for the Non-United States Holder (such as a securities clearing organization, bank or other financial institution that holds customer’s securities in the ordinary course of its trade or business) that holds the notes in such capacity timely certifies to us or our paying agent, under penalties of perjury, that such statement has been received from the beneficial owner of the notes by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to us or our paying agent a copy thereof. The foregoing certification may be provided on a properly completed IRS Form W-8BEN or W-8IMY, as applicable, or any successor forms duly executed under penalties of perjury; and

•	neither we nor our paying agent has actual knowledge or reason to know that the conditions of the exemption are, in fact, not satisfied.

      If a Non-United States Holder of a note is engaged in a trade or business in the United States, and if payments on the note are effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, generally will be taxed in the same manner as a United States Holder (see “— Tax Consequences to United States Holders” above), except that (i) the Non-United States Holder will be required to provide to us or our paying agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax, and (ii) if the Non-United States Holder is a foreign corporation it may also be subject to a branch profits tax on its effectively connected income at a 30% rate or such lower rate that may be provided by an applicable income tax treaty. Non-United States Holders should consult their own tax advisers with respect to other United States tax consequences of the ownership and disposition of notes including the applicability of income tax treaties, which may provide different rules.

Sale, Exchange, Conversion or Redemption of the Notes and Common Stock

      Subject to the exceptions in this paragraph, a Non-United States Holder of a note will not be subject to United States federal income tax (i) upon conversion of a note into shares of our common stock, or (ii) on gain realized on the sale, exchange or redemption of the note or our common stock into which such note may be converted (including cash for a fractional share on conversion). If the gain is effectively connected with the conduct by the Non-United States Holder of a trade or business in the United States, the Non-United States Holder would be subject to the rules described above under “Tax Consequences to United States Holders — Sale, Exchange or Retirement of the Notes.” Moreover, if that Non-United States Holder is a foreign corporation, it may also be subject to a branch profits tax on its effectively connected income at a 30% rate or such lower rate that may be provided by an applicable income tax treaty. If we are a United States real property holding corporation, or USRPHC, a Non-United States Holder would, subject to the exception described below, be subject to federal income tax with respect to gain realized on the disposition of the notes or shares of our common stock. We do not believe that we are a USRPHC or will become a USRPHC in the future. If we become a USRPHC, so long as our common stock continues to be regularly traded on an established securities market, only a Non-United States Holder (i) who owns notes with a value greater than 5% of our common stock on the date acquired, or (ii) who actually or constructively owns (or owned at any time during the five-year period ending on the date of disposition) more than 5% of our common stock will be subject to United States tax on the disposition thereof. If you are an individual who is present in the United States for 183 days or more in the taxable year of disposition, you are not otherwise a resident of the United States for United States federal income tax purposes and certain other requirements are met, you will be subject to a 30% tax on gain realized on the sale, exchange or other disposition (other than conversion) of a note or our common stock into which such note may be converted.

Adjustments of the Conversion Ratio

      The conversion rate of the notes is subject to adjustment in some circumstances, which could give rise to a taxable deemed distribution to Non-United States Holders of the notes. See “— Tax Consequences to United States Holders — Adjustments of the Conversion Ratio” above. The deemed distribution will constitute a dividend for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles and generally will be subject to United States withholding tax at a 30% rate (which withholding generally will be satisfied by withholding subsequent interest payments on the notes), unless (x) a lower rate is provided by an applicable income tax treaty and the Non-United States Holder or its agent timely furnishes to us or our agent a properly completed IRS Form W-8BEN or W-8IMY, as applicable, or any successor form, duly executed under penalties of perjury, certifying that such Non-United States Holder is entitled to the reduced or zero percent withholding tax rate under the income tax treaty, and neither we nor our paying agent has actual acknowledge or reason to know that the conditions of this exemption are, in fact, not satisfied or (y) the distribution is effectively connected with the conduct by the Non-United States Holder of a trade or business in the United States and the Non-United States Holder timely furnishes to us or our paying agent a properly completed IRS Form W-8ECI, or any successor form, duly executed under penalties of perjury, certifying to the foregoing, and neither we nor our paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied.

Dividends on Common Stock

      Subject to the discussion below of backup withholding, dividends, if any, paid on our common stock to a Non-United States Holder generally will be subject to United States withholding tax at a 30% rate unless (x) a lower rate is provided by an applicable income tax treaty and the Non-United States Holder or its agent timely furnishes to us or our agent a properly completed IRS Form W-8BEN or W-8IMY, as applicable, or any successor form, duly executed under penalties of perjury, certifying that such Non-United States Holder is entitled to the reduced or zero percent withholding tax rate under the income tax treaty, and neither we nor our paying agent has actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied or (y) the distribution is effectively connected with the conduct by the Non-United States Holder of a trade or business in the United States and the Non-United States Holder timely furnishes to us or our paying agent a properly completed IRS Form W-8ECI, or any successor form, duly executed under penalties of perjury, certifying to the foregoing, and neither we nor our paying agent have actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied. Dividends for this purpose may include stock distributions treated as deemed dividends as discussed in “— Tax Consequences to United States Holders — Adjustments of the Conversion Ratio” above.

      Except to the extent otherwise provided under an applicable income tax treaty, a Non-United States Holder generally will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder (and, if required by an income tax treaty, are attributable to a permanent establishment maintained in the United States). If that Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax on that effectively connected income at a 30% rate or a lower rate as may be specified by an applicable income tax treaty.

United States Federal Estate Tax

      A note held by an individual who at the time of death is not a citizen or resident of the United States, as specially defined for United States federal estate tax purposes, will not be subject to United States federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual’s death, payments with respect to that note would not have been effectively connected with the conduct by that individual of a trade or business in the United States. Common stock held by an individual who at the time of death is not a citizen or resident of the United States, as specially defined for United States federal estate tax purposes, will be included in that individual’s estate for United States federal estate tax purposes, and the applicable rate of tax may be reduced or eliminated if an estate tax treaty otherwise applies.

Backup Withholding and Information Reporting

      Information returns will be filed annually with the IRS and provided to each Non-United States Holder with respect to any dividends paid on our common stock or interest paid on the notes that are subject to withholding or that are exempt from United States withholding tax pursuant to an income tax treaty or other reason. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-United States Holder resides. Under certain circumstances, the Internal Revenue Code imposes a backup withholding obligation. Dividends or interest paid to a Non-United States Holder of common stock or notes generally will be exempt from backup withholding if the Non-United States Holder or its agent provides a properly executed IRS Form W-8BEN or W-8IMY, as applicable, or otherwise establishes an exemption.

      The payment of the proceeds from the disposition of common stock or notes to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of common stock or notes to or through a non-United States office of a non-

United States broker will not be subject to information reporting or backup withholding unless the non-United States broker has certain types of relationships with the United States (a “United States related person”). In the case of the payment of the proceeds from the disposition of common stock or notes to or through a non-United States office of a broker that is either a United States person or a United States related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and the broker has no knowledge to the contrary. Non-United States Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of common stock or notes).

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder will be refunded or credited against the Non-United States Holder’s federal income tax liability, if any, if the Non-United States Holder provides the required information to the IRS.

SELLING SECURITYHOLDERS

      We originally issued the notes in a private placement on May 8, 2002. The initial purchasers of the notes have advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to “qualified institutional buyers,” as defined in Rule 144A of the Securities Act, and outside the United States in compliance with Regulation S under the Securities Act. Selling securityholders may offer and sell the notes and/or shares of common stock issuable upon conversion of the notes pursuant to this prospectus.

      The following table sets forth information as of December 12, 2003 about the principal amount of notes and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus.

	Principal Amount
	of Notes	Percentage	Number of Shares of	Percentage of
	Beneficially Owned	of Notes	Common Stock that	Common Stock
Name and Address of Selling Securityholder	that May be Sold	Outstanding	May be Sold(1)	Outstanding(2)

Allstate Insurance Company
3075 Sanders Road, Suite G6B
Northbrook, IL 60062(3)	$500,000	*	27,643	*
Allstate Life Insurance Company
3075 Sanders Road, Suite G5A
Northbrook, IL 60062(3)	$500,000	*	27,643	*
Bank Austria Cayman Islands, LTD
c/o Ramius Capital Group LLC
666 Third Avenue, 26th Floor
New York, NY 10017	$750,000	*	41,465	*
BP Amoco Corporation Master Trust for Employee Pension Plans
c/o Noddings Investments
Two Mid-America Plaza, Suite 920
Oakbrook Terrace, IL 60181	$5,680,000	3.95%	314,029	*
BP Amoco PLC Master Trust
c/o SSI Investment Management Inc.
357 North Canon Drive
Beverly Hills, CA 90210	$906,000	*	50,089	*
CALAMOS Convertible Growth and Income Fund — CALAMOS Investment Trust
c/o Calamos Investments
1111 E. Warrenville Road
Naperville, IL 60563	$4,670,000	3.25%	258,189	*
Context Convertible Arbitrage Fund, LP
12626 High Bluff Drive, Suite #440
San Diego, CA 92130	$275,000	*	15,203	*
Context Convertible Arbitrage Offshore Fund, LP
48 Par-La-Ville Road, Suite #193
Hamilton HM11, Bermuda	$125,000	*	6,910	*
Continental Assurance Company On Behalf of Its Separate Account(E)
CNA Plaza
333 South Wabash Avenue, 23 South
Chicago, IL 60685	$1,320,000	*	72,978	*

	Principal Amount
	of Notes	Percentage	Number of Shares of	Percentage of
	Beneficially Owned	of Notes	Common Stock that	Common Stock
Name and Address of Selling Securityholder	that May be Sold	Outstanding	May be Sold(1)	Outstanding(2)

Convertible Securities Fund
c/o Banc of America Capital Management, LLC
601 W. Riverside Avenue, Suite 420
Spokane, WA 99201	$103,000	*	5,694	*
Daimler Chrysler Corp. Emp. #1 Pension
Plan dtd. 4/1/89
c/o Palisade Capital Management, L.L.C.
One Bridge Plaza, Suite 695
Fort Lee, New Jersey 07024	$2,699,000	1.88%	149,219	*
Deutsche Bank AG London
1251 Avenue of the Americas
New York, NY 10020(4)	$4,000,000	2.78%	221,147	*
Deutsche Bank Securities, Inc.
1251 Avenue of the Americas
New York, NY 10020(5)	$250,000	*	13,821	*
FIST Franklin Convertible Securities Fund 920 Park Place San Mateo, CA 94403	$3,500,000	2.44%	193,503	*
Franklin and Marshall College
c/o Palisade Capital Management, L.L.C.
One Bridge Plaza, Suite 695
Fort Lee, New Jersey 07024	$147,000	*	8,127	*
Grace Brothers Management LLC
1560 Sherman Avenue, Suite 900
Evanston, IL 60201(4)	$3,750,000	2.61%	207,325	*
Hotel Union & Hotel Industry of Hawaii
Pension Plan
c/o SSI Investment Management Inc.
357 North Canon Drive
Beverly Hills, CA 90210	$398,000	*	22,004	*
Jefferies & Company Inc.
c/o SSI Investment Management Inc.
357 North Canon Drive
Beverly Hills, CA 90210(5)	$9,000	*	497	*
LDG Limited
48 Par-La-Ville Road, Suite #780
Hamilton, HM II Bermuda	$500,000	*	27,643	*
Man Convertible Bond Master Fund, Ltd. c/o Marin Capital Partners, LP
101 Glacier Point Road, Suite D
San Rafael, CA 94901	$3,680,000	2.56%	203,455	*
McMahan Securities Co. L.P.
500 West Putnam Avenue
Greenwich, CT 068030(5)	$4,775,000	3.32%	263,994	*
Nations Convertible Securities Fund
c/o Banc of America Capital Management, LLC
601 W. Riverside Avenue, Suite 420
Spokane, WA 99201	$7,897,000	5.49%	436,599	*

	Principal Amount
	of Notes	Percentage	Number of Shares of	Percentage of
	Beneficially Owned	of Notes	Common Stock that	Common Stock
Name and Address of Selling Securityholder	that May be Sold	Outstanding	May be Sold(1)	Outstanding(2)

Oakwood Assurance Company
c/o Calamos Investments
1111 E. Warrenville Road
Naperville, IL 60563	$50,000	*	2,764	*
Oakwood Healthcare Inc. Funded Depreciation
c/o Calamos Investments
1111 E. Warrenville Road
Naperville, IL 60563	$90,000	*	4,975	*
Oakwood Healthcare Inc. (Pension)
c/o Calamos Investments
1111 E. Warrenville Road
Naperville, IL 60563	$165,000	*	9,122	*
Oakwood Healthcare Inc. Endowment
c/o Calamos Investments
1111 E. Warrenville Road
Naperville, IL 60563	$10,000	*	552	*
Oakwood Healthcare Inc. — OHP
c/o Calamos Investments
1111 E. Warrenville Road
Naperville, IL 60563	$15,000	*	829	*
Pioneer High Yield Fund
c/o Pioneer Investment Management, Inc.
60 State Street
Boston, MA 02109-01820	$36,500,000	25.39%	2,017,968	3.32%
Pioneer High Yield VCT Portfolio
c/o Pioneer Investment Management, Inc.
60 State Street
Boston, MA 02109-01820	$500,000	*	27,643	*
Pioneer Strategic Income Fund
c/o Pioneer Investment Management, Inc.
60 State Street
Boston, MA 02109-01820	$200,000	*	11,057	*
Pioneer US High Yield Fund Crp Bond Sub Fund (UCIT-LUX)
c/o Pioneer Investment Management, Inc.
60 State Street
Boston, MA 02109-01820	$6,300,000	4.38%	348,306	*
Quattro Fund Ltd.
230 Park Avenue, 7th Floor
New York, NY 10169	$6,400,000	4.45%	353,835	*
Quest Global Convertible Fund LTD
c/o Quest Investment Management Inc.
500 W. Putnam Avenue
Greenwich, CT 06830	$2,000,000	1.39%	110,573	*
RCG Halifax Master Fund, LTD
c/o Ramius Capital Group LLC
666 Third Avenue, 26th Floor
New York, NY 10017	$500,000	*	27,643	*

	Principal Amount
	of Notes	Percentage	Number of Shares of	Percentage of
	Beneficially Owned	of Notes	Common Stock that	Common Stock
Name and Address of Selling Securityholder	that May be Sold	Outstanding	May be Sold(1)	Outstanding(2)

RCG Latitude Master Fund, LTD
c/o Ramius Capital Group LLC
666 Third Avenue, 26th Floor
New York, NY 10017	$1,250,000	*	69,108	*
RCG Multi Strategy, LP
c/o Ramius Capital Group LLC
666 Third Avenue, 26th Floor
New York, NY 10017	$2,500,000	1.74%	138,217	*
Sage Capital
1280 N. Palm Avenue
Sarasota, FL 34236	$3,100,000	2.16%	171,389	*
Sphinx Convertible Arb Fund SPC
c/o SSI Investment Management Inc.
357 North Canon Drive
Beverly Hills, CA 90210	$223,000	*	12,328	*
State Street Bank Custodian for GE Pension Trust
c/o Palisade Capital Management, L.L.C.
One Bridge Plaza, Suite 695
Fort Lee, New Jersey 07024	$1,234,000	*	68,223	*
St. Thomas Trading, Ltd.
c/o Marin Capital Partners, LP
101 Glacier Point Road, Suite D
San Rafael, CA 94901	$6,320,000	4.40%	349,412	*
Sunrise Partners Limited Partnership
Two American Lane
Greenwich, CT 06836	$2,000,000	1.39%	110,573	*
The Estate of James Campbell
c/o SSI Investment Management Inc.
357 North Canon Drive
Beverly Hills, CA 90210	$276,000	*	15,259	*
The James Campbell Corporation
c/o SSI Investment Management Inc.
357 North Canon Drive
Beverly Hills, CA 90210	$221,000	*	12,218	*
TQA Master Fund, LTD
405 Lexington Avenue, 45th Floor
New York, NY 10174	$500,000	*	27,643	*
TQA Master Plus Fund, LTD
405 Lexington Avenue, 45th Floor
New York, NY 10174	$217,500	*	12,025	*
UBS Warburg LLC
677 Washington Blvd., 9-N
Stamford, CT 06901(5)(6)	$6,920,000	4.81%	382,584	*
Van Kampen Harbor Fund
c/o Van Kampen Asset Management Inc.
2800 Post Oak Blvd
Houston, TX 77056	$1,500,000	1.04%	82,930	*

	Principal Amount
	of Notes	Percentage	Number of Shares of	Percentage of
	Beneficially Owned	of Notes	Common Stock that	Common Stock
Name and Address of Selling Securityholder	that May be Sold	Outstanding	May be Sold(1)	Outstanding(2)

Viacom Inc. Pension Plan Master Trust
c/o SSI Investment Management Inc.
357 North Canon Drive
Beverly Hills, CA 90210	$32,000	*	1,769	*
Wachovia Securities International LTD
8739 Research Drive
Charlotte, NC 28262(5)(6)	$3,000,000	2.09%	165,860	*
Zurich Institutional Benchmarks Management
c/o Quattro Fund Ltd.
230 Park Avenue, 7th Floor
New York, NY 10169	$1,600,000	1.11%	88,458	*
Zurich Institutional Benchmarks Master Fund, Ltd.
c/o SSI Investment Management Inc.
357 North Canon Drive
Beverly Hills, CA 90210	$1,935,000	1.35%	106,979	*
Zurich Institutional Benchmarks Master Fund, LTD
c/o TQA Investors, LLC
405 Lexington Avenue, 45th Floor
New York, NY 10174	$500,000	*	27,643	*
Any other holder of notes or any future transferee, pledgee, donee or successor of or from any holder(7)	$11,257,500	7.83%	622,391	1.05%

Total	$143,750,000	100.00%	7,947,478	11.93%

*	Less than 1%.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 55.2868 shares of common stock per $1,000 principal amount of the notes. However, this conversion rate will be subject to adjustment as described under “Description of Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on 58,694,250 shares of common stock outstanding as of September 30, 2003. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

(3)	Allstate Life Insurance Company is a subsidiary of Allstate Insurance Company. Allstate Insurance Company beneficially owns 12,881 shares of our common stock.

(4)	Such selling securityholder is an affiliate of a broker-dealer. Broker-dealers are, under interpretations of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act. We have received assurances that such selling securityholder acquired its notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock.

(5)	Such selling securityholder is a broker-dealer, and is, under interpretations of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act. We have received assurances that such selling securityholder acquired its notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock.

(6)	UBS Warburg LLC and First Union Securities, Inc., an affiliate of Wachovia Securities International LTD and Wachovia Securities Inc., were the initial purchasers in connection with the private placement of notes on May 8, 2002. UBS Warburg LLC has in the past provided financial advisory services to us.

(7)	Information about other selling securityholders will be set forth in a post-effective amendment to the registration statement of which this prospectus forms a part.

      With respect to selling securityholders that are affiliates of broker-dealers, we believe that such entities acquired their notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

      We prepared this table based on the information supplied to us by the selling securityholders named in the table. Unless otherwise disclosed in the footnotes to the table, no selling securityholder has indicated that it has held any position or office or had any other material relationship with us or our affiliates during the past three years. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some of all of their notes since the date as of which the information is presented in the above table. Information about the selling securityholders may change over time.

      Because the selling securityholders may offer all of some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution.”

      Only selling securityholders identified above who beneficially own the notes set forth opposite each such selling securityholder’s name in the foregoing table on the effective date of the registration statement, of which this prospectus forms a part, may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the notes or the underlying common stock by any holder not identified above, the registration statement of which this prospectus forms a part will be amended by a post-effective amendment to set forth the name and aggregate amount of notes beneficially owned by the selling securityholder intending to sell such notes or the underlying common stock and the aggregate amount of notes or the number of shares of the underlying common stock to be offered. The prospectus, which will be a part of such a post-effective amendment, will also disclose whether any selling securityholder selling in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus if such information has not been disclosed herein.

PLAN OF DISTRIBUTION

      We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and underlying common stock.

      The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

      If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

      The notes and the underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

      These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

      In connection with the sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that, in turn, may sell the notes and the underlying common stock.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may decide not to sell all or a portion of the notes and the underlying common stock offered by them pursuant to this prospectus or may decide not to sell notes or the underlying common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes and the underlying common stock by other means not described in this prospectus. Any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

      Our common stock is listed on the New York Stock Exchange under the trading symbol “LII.” We do not intend to apply for listing of the notes on any securities exchange or for quotation through any automated quotation system. The notes originally issued in the private placement are eligible for trading on the PORTAL Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.

      The selling securityholders and any other persons participating in the distribution of the notes or underlying common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability to engage in market-making activities with respect to the notes and the underlying common stock.

      Under the registration rights agreement that has been filed as an exhibit to this registration statement, we agreed to use our commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective for a period of two years after the original issuance of the notes on May 8, 2002 or such shorter time (1) as permitted by Rule 144(k) under the Securities Act or any successor provisions thereunder or (2) that will terminate when each of the registrable securities covered by the registration statement ceases to be a registrable security. “Registrable securities” means each note and any underlying share of common stock until the earlier of (x) the date on which such note or underlying share of common stock has been effectively registered under the Securities Act and disposed of, whether or not in accordance with the registration statement of which this prospectus forms a part, and (y) the date which is two years after the date of original issue of such note or such shorter period of time as permitted by Rule 144(k) under the Securities Act or any successor provision thereunder.

      We are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances and subject to certain conditions for a period not to exceed 45 days in the aggregate in any three-month period or 90 days in the aggregate in any 12-month period. During the time periods when the use of this prospectus is suspended, each selling securityholder has agreed not to sell notes or shares of common stock issuable upon conversion of the notes. We also agreed to pay liquidated damages to certain holders of the notes and shares of common stock issuable upon conversion of the notes if the prospectus is unavailable for periods in excess of those permitted.

      Under the registration rights agreement, we and the selling securityholders will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

      We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

      The validity of the notes and the common stock issuable upon their conversion will be passed upon for Lennox International Inc. by Baker Botts L.L.P., Dallas, Texas.

EXPERTS

      The consolidated financial statements and financial statement schedule of Lennox International Inc. and subsidiaries as of December 31, 2002, and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the adoption of Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets”. The audit report also refers to the transitional disclosures for 2001 and 2000 required by SFAS No. 142 and included in Note 2 under the heading “Goodwill and Other Intangible Assets”.

      The consolidated financial statements of Lennox International Inc. as of December 31, 2001 and for each of the two years in the period ended December 31, 2001, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent auditors, as stated in their reports appearing therein. Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

WHERE YOU CAN FIND MORE INFORMATION

      We file reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s Internet site located at http://www.sec.gov.

INCORPORATION BY REFERENCE

      Some of the information that you may want to consider in deciding whether to invest in the notes is not included in this prospectus, but rather is incorporated by reference to certain reports that we have filed with the SEC. This permits us to disclose important information to you by referring to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus and prior to the completion of the offering of the notes and common stock under this prospectus will update and supersede the information contained in this prospectus and incorporated filings. We incorporate by reference the following documents filed by us with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003; and

•	the description of our common stock on Form 8-A dated July 12, 1999.

Also incorporated by reference are all documents we file with the SEC after the date of this prospectus and before the completion of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

      Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified and superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

      You may also obtain a copy of our filings with the SEC as well as copies of the indenture, registration rights agreement and other documents described herein, other than an exhibit to those filings unless we have specifically incorporated an exhibit by reference, at no cost, by writing to or telephoning us at the following address:

Lennox International Inc.
2140 Lake Park Blvd.
Richardson, Texas 75080
(972) 497-5000
Attn: Investor Relations

      The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      This prospectus includes “forward-looking statements,” within the meaning of federal securities laws, that are based upon our beliefs as well as assumptions made by and information currently available to us. All statements other than statements of historical fact included in this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements identified by the words “may,” “will,” “should,” “plan,” “predict,” “anticipate,” “believe,” “intend,” “estimate,” “potential,” “continue” and “expect” or the negative of such terms and similar expressions. Such statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions; however, such statements are subject to certain risks, uncertainties and assumptions. In particular, we urge you to fully consider the cautionary statements described in “Risk Factors” beginning on page 3, which identify many important factors that could cause actual results to differ materially from our forward-looking statements. These include, but are not limited to:

•	general economic conditions in the United States and abroad;

•	the impact of the weather on our business;

•	warranty and product liability claims;

•	our ability to successfully complete and integrate acquisitions;

•	our ability to manage new lines of business;

•	our substantial indebtedness;

•	our ability to incur substantially more indebtedness;

•	our dependence on our subsidiaries for cash flow;

•	the consolidation trend in the heating, ventilation, air conditioning and refrigeration, or HVACR, industry;

•	competition in the HVACR business;

•	our ability to successfully develop and manage new products;

•	increases in the prices of components and raw materials;

•	labor relations problems; and

•	environmental risks.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those in the forward-looking statements. All forward-looking statements included in this prospectus speak only as of the date hereof, and we disclaim any intention or obligation to update or review any forward-looking statements or information, whether as a result of new information, future events or otherwise.

(LENNOX LOGO)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except expenses incurred by the Selling Securityholders for brokerage fees, selling commissions and expenses incurred by the Selling Securityholders for legal services). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission filing fee	$13,225
Legal fees and expenses	50,000
Trustee fees and expenses	10,000
Transfer Agent Fees	10,000
Accounting fees and expenses	10,000
Printing Expenses	15,000
Miscellaneous Expenses	6,775

Total Expenses	$115,000

Item 15.     Indemnification of Directors and Officers

      Set forth below is a description of certain provisions of the Restated Certificate of Incorporation of the Company (the “Certificate”), the Amended and Restated Bylaws of the Company (the “Bylaws”), Indemnification Agreements (the “Indemnification Agreements”) the Company has entered into with its directors and certain of its officers (the “Indemnitees”) and the Delaware General Corporation Law (the “DGCL”). This description is intended as a summary only and is qualified in its entirety by reference to the Certificate, the Bylaws, the Indemnification Agreements and the DGCL.

Delaware General Corporation Law

      Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The Certificate

      Article Eighth of the Certificate provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of Article Eighth shall not adversely affect any right or protection of a director of the Company existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

The Bylaws

      Article VI of the Bylaws provides that each person who at any time shall serve or shall have served as a director or officer of the Company, or any person who, while a director or officer of the Company, is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be entitled to (a) indemnification and (b) the advancement of expenses incurred by such person from the Company as, and to the fullest extent, permitted by Section 145 of the DGCL or any successor statutory provision, as from time to time amended. The Company may indemnify any other person, to the same extent and subject to the same limitations specified in the immediately preceding sentence, by reason of the fact that such other person is or was an employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise.

      The indemnification and advancement of expenses provided by, or granted pursuant to, Article VI shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any bylaw of the Company, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. All rights to indemnification under Article VI shall be deemed to be provided by a contract between the Company and the director, officer, employee or agent who served in such capacity at any time while the bylaws of the Company and other relevant provisions of the DGCL and other applicable law, if any, are in effect. Any repeal or modification thereof shall not affect any rights or obligations then existing. Without limiting the provisions of Article VI, the Company is authorized from time to time, without further action by the stockholders of the Company, to enter into agreements with any director or officer of the Company providing such rights of indemnification as the Company may deem appropriate, up to the maximum extent permitted by law. Any agreement entered into by the Company with a director may be authorized by the other directors, and such authorization shall not be invalid on the basis that similar agreements may have been or may thereafter be entered into with other directors.

Insurance

      The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the applicable provisions of Article VI of the Bylaws or the DGCL.

Indemnification Agreements

      The Company has entered into indemnification agreements (the “Indemnification Agreements”) with its directors and certain of its executive officers (collectively, the “Indemnitees”). Under the terms of the Indemnification Agreements, the Company has generally agreed to indemnify, and advance expenses to, each Indemnitee to the fullest extent permitted by applicable law on the date of the agreements and to such greater extent as applicable law may thereafter permit. In addition, the Indemnification Agreements contain specific provisions pursuant to which the Company has agreed to indemnify each Indemnitee (i) if such person is, by reason of his or her status as a director, nominee for director, officer, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such person was serving at the request of the Company (any such status being referred to as a “Corporate Status”) made or threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation or other proceeding (each, a “Proceeding”), other than a proceeding by or in the right of the Company; (ii) if such person is, by reason of his or her Corporate Status, made or threatened to be made a party to any Proceeding brought by or in the right of the Company to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which such Indemnitee shall have been adjudged to be liable to the Company if applicable law prohibits such indemnification, unless and only to the extent that a court shall otherwise determine; (iii) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with any Proceeding to which such Indemnitee was or is a party by reason of his or her Corporate Status and in which such Indemnitee is successful, on the merits or otherwise; (iv) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with a Proceeding to the extent that such Indemnitee is, by reason of his or her Corporate Status, a witness or otherwise participates in any Proceeding at a time when such person is not a party in the Proceeding; and (v) against expenses actually and reasonably incurred by such person in any judicial adjudication of or any award in arbitration to enforce his or her rights under the Indemnification Agreements.

      In addition, under the terms of the Indemnification Agreements, the Company has agreed to pay all reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding, whether brought by or in the right of the Company or otherwise, in advance of any determination with respect to entitlement to indemnification and within 15 days after the receipt by the Company of a written request from such Indemnitee for such payment. In the Indemnification Agreements, each Indemnitee has agreed that he or she will reimburse and repay the Company for any expenses so advanced to the extent that it shall ultimately be determined that he or she is not entitled to be indemnified by the Company against such expenses.

      The Indemnification Agreements also include provisions that specify the procedures and presumptions which are to be employed to determine whether an Indemnitee is entitled to indemnification thereunder. In some cases, the nature of the procedures specified in the Indemnification Agreements varies depending on whether there has occurred a “Change in Control” (as defined in the Indemnification Agreements) of the Company.

Item 16.     Exhibits

3.1	Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-75725)).
3.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-75725)).
4.1	Indenture dated as of May 8, 2002 between the Company and The Bank of New York, as Trustee (incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
4.2	Form of 6 1/4% Convertible Subordinated Note due 2009 (included in Exhibit 4.1).
4.3	Specimen stock certificate for the Common Stock, par value $.01 per share, of the Company (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-75725)).
4.4	Registration Right Agreement dated as of May 8, 2002 by and between the Company and UBS Warburg LLC and the other initial purchasers (incorporated herein by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
4.5	Rights Agreement dated as of July 27, 2000 between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, which includes as Exhibit A the form of Certificate of Designations of Series A Junior Participating Preferred Stock setting forth the terms of the Preferred Stock, as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated July 27, 2001).

5.1	*	Opinion of Baker Botts L.L.P.
12.1		Statement Regarding Computation of Ratios of Earnings to Fixed Charges (incorporated herein by reference to Exhibit 12.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003).
23.1	*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
23.2		Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a).
23.3	*	Consent of KPMG LLP.
24.1	*	Power of Attorney.
25.1	*	Statement of Eligibility of Trustee on Form T-1.

*	Previously filed.

Item 17.     Undertakings

      (a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 8 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on this 15th day of December, 2003.

LENNOX INTERNATIONAL INC.

By:	/s/ RICHARD A. SMITH

Richard A. Smith
Executive Vice President, Chief
Financial Officer and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 8 to this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* John W. Norris, Jr.	Chairman of the Board and Director	December 15, 2003

* Robert E. Schjerven	Chief Executive Officer and Director (Principal executive officer)	December 15, 2003

/s/ RICHARD A. SMITH Richard A. Smith	Executive Vice President, Chief Financial Officer and Treasurer (Principal financial officer)	December 15, 2003

* David L. Inman	Vice President, Controller and Chief Accounting Officer (Principal accounting officer)	December 15, 2003

Linda G. Alvarado	Director

David H. Anderson	Director

* Steven R. Booth	Director	December 15, 2003

* Thomas W. Booth	Director	December 15, 2003

David V. Brown	Director

Signature		Title	Date

* James J. Byrne		Director	December 15, 2003

Janet K. Cooper		Director

* C. L. (Jerry) Henry		Director	December 15, 2003

* John E. Major		Director	December 15, 2003

* John W. Norris III		Director	December 15, 2003

* William G. Roth		Director	December 15, 2003

* Terry D. Stinson		Director	December 15, 2003

Richard L. Thompson		Director

*By:	/s/ RICHARD A. SMITH Richard A. Smith Attorney-In-Fact